Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") by and among Florida Rock Industries, Inc., a Florida corporation ("FRI"), and Florida Cement, Inc., a Florida corporation ("FCI") (FRI and FCI are sometimes individually referred to as a "Seller" and collectively as the "Sellers"), Argos Cement LLC, a Delaware limited liability company ("Argos Cement"), Argos Ready Mix LLC, a Delaware limited liability company ("Argos Ready Mix") (Argos Cement and Argos Ready Mix are sometimes referred to as a "Purchaser" and collectively as the "Purchasers"), and, solely for purposes of Section 12.18, Vulcan Materials Company, a New Jersey corporation ("Sellers' Guarantor"), and Cementos Argos S.A., a Colombian sociedad anónima ("Purchasers' Guarantor"), is dated as of January 23, 2014. Sellers, Purchasers, Sellers' Guarantor and Purchasers' Guarantor, in consideration of the mutual agreements set forth below (the mutuality, adequacy and sufficiency of which are hereby acknowledged), hereby agree as follows:

ARTICLE 1

Background and Purpose; Definitions

1.1         Background and Purpose. Sellers and certain of their respective Affiliates are presently engaged in (i) the ready mix concrete business at the ready mix concrete plants located in Florida and described on Schedule 1.1(a) (the "Florida Ready Mix Locations") and at the ready mix concrete plants located in Georgia and described on Schedule 1.1(b) (the "Georgia Ready Mix Locations") (collectively, the "Ready Mix Business"); (ii) the business of producing and selling Cement Products at the Thompson S. Baker cement plant located in Newberry, Florida (the "Newberry Cement Plant") and producing and distributing Cement Products from its cement grinding and distribution facility in Tampa, Florida (the "Tampa Cement Plant"), and the business of producing and distributing Cement Products from its Port Manatee facility located in Manatee, Florida (the "Port Manatee Facility") (collectively, the "Cement Business"); (iii) mining of limestone materials from its quarry operation (the "Quarry Operation") located adjacent to the Newberry Cement Plant (the "Mining Business"); (iv) the business of producing and selling concrete blocks at the concrete block plants located in Florida and Georgia (the "Block Locations") and described on Schedule 1.1(c) (the "Block Business"); and (v) the retail building materials business at a site located in Clearwater, Florida (the "Largo Retail Business", and, collectively with the Ready Mix Business, the Cement Business, the Mining Business and the Block Business, the "Business"). Sellers desire to sell, convey, grant, transfer, assign, set over and deliver free and clear of all Liens other than Permitted Encumbrances, or lease to Purchasers, and Purchasers desire to purchase and accept, or lease from Sellers, substantially all of the assets, property, rights, claims, interests, leases and other agreements of Sellers which are used (or intended for use) in the conduct of the Business as of the date hereof or as of the Closing Date, subject to the terms and conditions set forth in this Agreement.

1.2         Definitions. Certain capitalized terms used in this Agreement have the definitions set forth in the body of the Agreement. Any capitalized terms used in this Agreement and not defined in the body have the meanings assigned to such terms on Annex 1.2.

1.3         Certain Rules of Construction. The following rules of construction shall apply to this Agreement:

(a)          "including" and other words or phrases of inclusion, if any, shall not be construed as terms of limitation; references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations and equivalent to the terms "including, but not limited to," and "including, without limitation;" "or" is disjunctive but not necessarily exclusive;

(b)          the terms "hereof," "herein," "hereunder," "hereto" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement; all article, section, paragraph, annex, exhibit and schedule references are to the articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified;

(c)          any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. All references herein to "dollars" or "$" are to United States dollars; all references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified;

(d)          words in the singular shall be held to include the plural and vice versa; words of one gender shall be held to include the other genders as the context requires; all references herein to a "party" or "parties" are to a party or parties to this Agreement unless otherwise specified; and

(e)          titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

1.4         Disclosure Schedules. The disclosure schedules referred to herein and delivered by Sellers pursuant to and attached to this Agreement (collectively, "Disclosure Schedules") are integral parts of this Agreement. Disclosure in a Disclosure Schedule shall be deemed to disclose an exception to any other representation and warranty despite the lack of an explicit cross-reference to the extent such exception is reasonably apparent. The Disclosure Schedules with respect to Article 5 of this Agreement will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Article 5 of this Agreement.

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ARTICLE 2

Purchase of Assets; Allocation of Liabilities

2.1         General. At the Closing provided for in Article 3 of this Agreement and in accordance with, upon and subject to the terms and conditions of this Agreement, Sellers shall, and shall cause their Affiliates to, sell, convey, grant, transfer, assign, set over and deliver, and Purchasers shall purchase and accept, the Purchased Assets (as defined in Section 2.2 of this Agreement).

2.2         Purchased Assets. On the terms and subject to the conditions herein expressed, Sellers agree to, and to cause their Affiliates to, sell, convey, grant, transfer, assign, set over and deliver to Purchasers on the Closing Date, effective as of the Effective Time (as such terms are defined in Section 3.1(b) of this Agreement), all of the following rights, properties, assets, claims and interests used (or intended for use) in the conduct of the Business as of the date hereof or as of the Closing Date (expressly excluding the Excluded Assets (as such term is defined in Section 2.3)), free and clear of all Liens other than Permitted Encumbrances (collectively, the "Purchased Assets"):

(a)          the real property owned by Sellers or their Affiliates described on Schedule 2.2(a), including (i) all structures, improvements, buildings and facilities owned by Sellers or their Affiliates and located thereon; (ii) all right, title and interest of Sellers, reversionary or otherwise, in and to all easements, if any, in or upon such real property and all other rights and appurtenances belonging or in any way pertaining to such real property (including all right, title and interest of Sellers or their Affiliates in and to any mineral rights with respect to the portions of the Quarry Operation owned by Sellers or their Affiliates and water rights, if any, owned by Sellers or their Affiliates relating to the Real Property); and (iii) all right, title and interest of Sellers in, to or under all strips and gores and any land lying in the bed of any public road, highway or other access way, open or proposed, adjoining any such real property (the "Owned Real Property");

(b)          the lease, license, occupancy and other interests in real property described in the lease agreements for the locations listed on Schedule 2.2(b) (the "Leases") in and to the fullest extent that Sellers and their respective Affiliates have an interest in such Leases and the underlying real property, structures, improvements, buildings and facilities located thereon (the "Leased Real Property" and together with the Owned Real Property, the "Real Property");

(c)          all plants, conveyor systems, loading facilities, machinery, equipment, tanks, bins, and related facilities, and tools, vehicles, furnishings, furniture, fixtures, leasehold improvements, and other tangible personal property, including all off road rolling stock, material handling equipment, wheel loaders, track dozers, scrapers, water trucks, haul trucks, aggregate processing equipment/crushers and machinery, storage silos, control systems, electric motors, conveyors, spare parts, raw material storage and handling equipment, weigh scales, office furniture, business machines, cement/aggregate testing and laboratory equipment, tools and fixtures, in each case, used (or intended for use) by Sellers and their respective Affiliates primarily in the conduct of the Business, including those items for which the depreciated book value of each individual item equals or exceeds $5,000 or for which title to such individual item is evidenced by a title certificate, registration or similar documentation which are listed on Schedule 2.2(c) (all of the foregoing being collectively, the "Machinery and Equipment");

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(d)          all finished goods inventories and raw materials and work in process (i) located at the Real Property and at the Excluded Real Property; or (ii) produced or held by or for the Business and in transit or otherwise located off the Real Property and the Excluded Real Property (the "Product Inventory");

(e)          all inventories of supplies (including fuel and coal), repair parts and components for the Machinery and Equipment, lubricants and tools used (or intended for use) primarily in the conduct of the Business (the "Supply Inventory" and together with the Product Inventory, the "Inventory");

(f)          all rights, benefits and interests of Sellers and their respective Affiliates to or under all of the contracts described on Schedule 2.2(f), together with the benefit of any prepayments made pursuant to such contracts relating to the present or future operation of the Business and (i) all rights as lessees under all leases of personal property relating to the Business described on Schedule 2.2(f); (ii) all contracts with suppliers for any products, raw materials, supplies, equipment or parts described on Schedule 2.2(f); (iii) all rights either as lessees or lessors under all leases affecting the Real Property disclosed on Schedule 2.2(b); and (iv) all other contracts entered into by Sellers and their respective Affiliates relating solely to the Business between the date of this Agreement and the Effective Time as permitted under this Agreement (all of the foregoing being collectively, the "Assumed Contracts");

(g)          all of Sellers' and their respective Affiliates' books and records, whether in hard copy or in electronic format (e.g. computer files), including all personnel records (including all Department of Transportation certifications, employee background check and drug testing records, and Form I-9s) of employees of Sellers or their respective Affiliates whose employment with Sellers or their respective Affiliates will be terminated as a result of the transaction contemplated herein and who will be employed by Purchasers, past or present customer lists, past or present customer files, past or present supplier lists, past or present supplier files, production data, equipment maintenance data, accounting records, inventory records, sales and sales promotional data and materials, advertising materials, sales training materials, educational support program materials, cost and pricing information, catalogs, brochures, business plans, equipment and parts lists, and dealer and distributor lists, quality control records and manuals, blueprints, research and development files, records and laboratory books, patent disclosures, correspondence, manuals, handbooks, geologic reports and surveys of the Real Property and the Excluded Real Property, all books and records with respect to the Business relating to Taxes, including supporting workpapers and other records (other than books and records related to income Taxes which do not relate solely to the Business), and any other records and data that are within the possession or control of Sellers and their respective Affiliates; provided that Sellers or any of their respective Affiliates may redact such portion of the books and records specified in this Section 2.2(g) that is contained in electronic records that cannot be separated from information relating to the Excluded Assets, and deliver copies of such redacted versions to Purchasers;

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(h)          all Permits used or required for the conduct of the Business or ownership or operation of the Real Property and the Excluded Real Property and issued to any Seller or any of their respective Affiliates by any Governmental Authority, to the extent transferable pursuant to Applicable Law, including those described on Schedule 2.2(h) ("Licenses");

(i)          all rights and interests of Sellers or any of their respective Affiliates relating to credits, prepaid expenses, advance payments, vendor allowances, deferred charges, sureties, security and similar deposits, and prepaid items, including volume and promotional incentive allowances, prepaid interest, deposits and any other credits received by or accruing to such persons from lessors, suppliers or utilities (together with security interests or Liens from third parties relating thereto), in each case which relate to the Real Property, the Excluded Real Property or the Business;

(j)          all rights, privileges, judgments, demands, causes of action, claims in bankruptcy, indemnification agreements with, and indemnification rights against, third parties, warranty claims, reimbursements, offsets and other claims, including all claims related to the value, condition or title to the Purchased Assets, relating to the Purchased Assets or the Business but not to the extent that they relate to the Excluded Assets or the Retained Liabilities;

(k)          any and all goodwill associated with the Business;

(l)          the Specified Trademark and the other Intellectual Property specifically described on Schedule 2.2(l) (the "Owned Intellectual Property");

(m)          the telephone and facsimile number(s) described on Schedule 2.2(m); and

(n)          all counterclaims, set-offs, recoupment rights or defenses relating to the Assumed Liabilities.

2.3         Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following assets and properties of the Business are not included in the Purchased Assets and are not being purchased pursuant to this Agreement (the "Excluded Assets"):

(a)          all real property owned by Sellers or any of their respective Affiliates for operation of (i) the Green Meadows Ready Mix Plant in Fort Myers, Florida; (ii) the Auburndale Ready Mix Plant in Auburndale, Florida; (iii) the Taft Ready Mix Plant in Taft, Florida; and (iv) the Miami Ready Mix and Block Plants in Miami, Florida, each, as more specifically described on Schedule 2.3(a) (the "Excluded Real Property");

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(b)          cash (other than petty cash) and cash equivalent investments;

(c)          all trade accounts receivable, notes receivable, negotiable instruments and chattel paper arising from the Business and outstanding as of immediately prior to the Effective Time, including any payments received by Sellers with respect thereto on or after the Effective Time, and any unpaid interest accrued on any accounts receivable and any security or collateral relating thereto, in each case other than any amounts owed by employees of Sellers (collectively, the "Accounts Receivable"), including all lock boxes to which any account debtors of Seller remit payment;

(d)          all Intellectual Property other than the Owned Intellectual Property;

(e)          all items listed or described in Section 2.2(g) and Section 2.2(h) that are not assignable pursuant to Applicable Law;

(f)           all employment contracts, employment consulting contracts or other employment advisory agreements with third persons, any collective bargaining agreement (including the Tampa Plant CBA) or other labor contract, and Sellers' Employee Plans (as defined in Section 5.16(c));

(g)          any refunds, rights to refunds, credits, or prepayments with respect to Taxes paid by Sellers for periods (or portions thereof) ending on, prior to, or after the Effective Time;

(h)          those certain prepaid expenses and advance payments described on Schedule 2.3(h), which shall be paid by Purchasers to Sellers pursuant to Section 4.15 below; and

(i)           the assets and properties set forth on Schedule 2.3(i).

2.4          Assumed Liabilities. At the Effective Time, Purchasers shall assume and agree to perform and discharge only the following specifically enumerated obligations and liabilities of Sellers (collectively, the "Assumed Liabilities"):

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(a)          the liabilities and obligations of Sellers for payment or performance arising after the Effective Time under the Assumed Contracts, the Leases and the Licenses, but only to the extent such liabilities and obligations did not arise out of a breach of such Assumed Contracts, Leases and Licenses by any Seller;

(b)          any reclamation obligations arising from mining operations on the Real Property, whether such mining operations occurred before or after the Effective Time, that become due and must be performed after the Effective Time; and

(c)          that portion of any Periodic Taxes for the current year on the Purchased Assets which are allocated to Purchasers pursuant to Section 2.8.

Notwithstanding any provision of this Agreement to the contrary, Purchasers shall not assume or become liable to Sellers or any other person for any liabilities or obligations of Sellers or any of their respective Affiliates (whether accrued, absolute, contingent or otherwise), except for those liabilities of Sellers described in this Section 2.4.

2.5         Excluded Liabilities. Sellers shall retain, perform and discharge when due all obligations and liabilities other than the Assumed Liabilities, (whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise, whether now existing or hereafter arising) (the "Excluded Liabilities"). Without limiting the generality of the foregoing, and only for the avoidance of doubt, the matters set forth on Schedule 2.5 are Excluded Liabilities.

2.6         Payment of Purchase Price. At the Closing, Purchasers shall pay or cause to be paid to Sellers Seven Hundred Twenty Million Dollars ($720,000,000) (such amount, as adjusted pursuant to Section 2.7 and Section 7.8, the "Purchase Price") by wire transfer of immediately available funds to an account or accounts designated by Sellers at least three (3) Business Days prior to the Closing Date.

2.7         Inventory Adjustment to Purchase Price.

(a)          For the purposes of the adjustment to the Purchase Price contemplated by this Section 2.7, the "Target Inventory Amount" shall be Thirty Eight Million Nine Hundred Eighty Five Thousand Forty Three Dollars ($38,985,043).

(b)          No later than ten (10) Business Days after the Closing Date, Sellers shall deliver to Purchasers a written report setting forth (i) Sellers' estimate of the Inventory as of the Closing Date based upon procedures consistent with Sellers' past practice and with the calculation of the Target Inventory Amount, and at Sellers' joint and several expense; (ii) a written calculation of the Inventory amounts (allocated separately to each applicable site of the Business) and an account of such Inventory setting forth the quantity and value of such Inventory (the aggregate value of such Inventory at all sites of the Business being hereafter referred to as the "Estimated Inventory Amount"); and (iii) reasonable supporting documentation used by Sellers to prepare such calculation (the "Estimated Inventory Statement"). The types of Inventory subject to adjustment under the provisions of this Section 2.7 shall be as set forth on Schedule 2.7(b). The value of the Inventory for purposes of this Section 2.7 shall be determined in accordance with GAAP, applied consistently with past practice and the methodologies and procedures used to prepare the Financial Statements and the Target Inventory Amount.

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(c)          Upon receipt of the Estimated Inventory Statement, Purchasers shall have sixty (60) Business Days to review the Estimated Inventory Statement (and, if Purchasers so elect, to retain a third-party to audit the Estimated Inventory Statement) (the "Review Period"). The costs and expenses associated with Purchasers' review (and audit, if applicable) of the Estimated Inventory Statement shall be borne by the Purchasers, jointly and severally. On or prior to the last day of the Review Period, Purchasers may object to all or any portion of the Estimated Inventory Amount by delivering to Sellers a written statement setting forth in reasonable detail Purchasers' objections thereto (the "Statement of Objections"). If Purchasers fail to deliver a Statement of Objections in accordance with this Section 2.7(c) within the Review Period, the Estimated Inventory Amount shall be deemed to have been accepted by Purchasers and shall be final and binding on the parties. If Purchasers deliver the Statement of Objections to Sellers within the Review Period, Purchasers and Sellers shall negotiate to resolve such objections, and any objections that are resolved by written agreement between Purchasers and Sellers shall be final, binding and conclusive on the parties. The Estimated Inventory Amount included within the Estimated Inventory Statement agreed upon by Purchasers and Sellers, or the aggregate value of the Inventory at all applicable sites of the Business as determined by the Independent Appraiser pursuant to Section 2.7(d) below is referred to herein as the "Final Inventory Amount."

(d)          If, for any reason, Sellers and Purchasers fail to reach an agreement with respect to any of the matters set forth in the Statement of Objections within twenty (20) Business Days (or such longer period as Purchasers and Sellers may agree in writing) after delivery of the Statement of Objections, then the matters still in dispute shall be promptly submitted for final and binding arbitration to a partner at a nationally recognized independent accounting firm mutually agreeable to Purchasers and Sellers (the "Independent Appraiser"). In the event Purchasers and Sellers are unable to jointly agree on the Independent Appraiser, then the Independent Appraiser shall be appointed, at the written request of any party, by the American Arbitration Association ("AAA"). The Independent Appraiser shall act as an arbitrator, and not an expert, and shall resolve only the matters still in dispute. The place of arbitration shall be Wilmington, Delaware, and the language of the arbitration shall be English. The costs and expenses of the Independent Appraiser shall be borne in equal parts by Sellers, on one hand, and by Purchasers on the other hand. The Independent Appraiser shall render an award in writing as soon as practicable and, barring exceptional circumstances, in any event within thirty (30) days (or such other time as Purchasers and Sellers shall agree in writing) after its engagement, and the award shall include a statement providing the reasons for and an explanation of its determinations, relevant calculations made by the Independent Appraiser and shall determine the Final Inventory Amount. Failure of the Independent Appraiser to meet the thirty (30) day deadline to issue its award shall not constitute a defense or objection to the enforcement or recognition of the award. The award of the Independent Arbitrator shall be final and binding upon Sellers and Purchasers and may be enforced in any court of competent jurisdiction.

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(e)          For the purposes of this Agreement, the "Net Adjustment Amount" shall mean an amount, which may be positive or negative, equal to the Final Inventory Amount minus the Target Inventory Amount.

(f)          Within five (5) Business Days after the determination of the Final Inventory Amount, Purchasers shall pay Sellers the Net Adjustment Amount if the Net Adjustment Amount is positive, or Sellers shall pay Purchasers the Net Adjustment Amount if the Net Adjustment Amount is negative. Any such payment shall be made by wire transfer of immediately available funds to a bank account or bank accounts as shall be designated by Sellers or Purchasers, as the case may be.

2.8         Prorations; Prepaid Expenses. Purchasers and Sellers shall apportion all Periodic Taxes, rents, levies with respect to the Purchased Assets, operating expenses, water and sewer rents, and utilities and prepaid liabilities, deposits and assets based upon the number of days in the applicable period elapsing before and after the Effective Time. Sellers shall be responsible for all such costs with respect to the Purchased Assets before and immediately prior to the Effective Time and Purchasers shall be responsible for all such costs after the Effective Time. With respect to royalty expenses, such amounts shall be prorated as follows: (i) for any royalty payments measured solely on a periodic basis, such amounts shall be prorated daily; (ii) with respect to any royalties measured by volume or sales, such amounts shall be prorated based on the volume or sales actually removed or sold prior to Effective Time; and (iii) for any minimum payments, credit shall be given for any such amounts paid in advance or charged for any amounts payable in arrears in accordance with clause (i) and clause (ii) above. With respect to freight expenses, such amounts shall be allocated based on shipments or carriages made as of the Effective Time. If the final prorated amounts are not known as of the Closing Date, such amounts shall be estimated at Closing and adjustments thereto shall be made after the Closing at such time as they are known to the parties, including interest on any under or over estimate at the then prevailing base rate (i.e. prime rate) of Bank of America. To the extent there are any errors in the estimation or computation of the adjustments or apportionments made on the Closing pursuant to the terms hereof (when compared to the actual amounts incurred or received, as applicable), then on the date that is one hundred and twenty (120) days after the Closing, Sellers and Purchasers shall agree on the correct computations and shall make all necessary adjustments to the prior computation of the adjustments and apportionments (the "True-Up"). Any payment required to be made between Sellers and Purchasers in connection with the True-Up shall be made within ten (10) Business Days after the determination of the True-Up.

2.9          Allocation of the Purchase Price.

(a)          Within ninety (90) days after the Closing Date, Purchaser shall deliver to Sellers a draft schedule (the "Allocation Schedule") allocating the cash portion of the Purchase Price and the amount of Assumed Liabilities among the Purchased Assets. Upon receipt of the Allocation Schedule, Sellers and their independent certified public accountants shall have the right during the succeeding sixty (60) day period to review the Allocation Schedule and to examine and review all records and work papers and other supporting documents used to prepare such schedule. Purchaser shall give Sellers full access at all reasonable times to the working papers relating to the Allocation Schedule, including any descriptions of the methodology, procedures, internal audits and analysis undertaken in connection with the preparation of the Allocation Schedule. Sellers shall notify Purchaser in writing, on or before the last day of the sixty (60) day period, of any good faith objections to the Allocation Schedule, setting forth a reasonably detailed explanation of the objections and the dollar amount of each such objection. If Sellers do not deliver such notice within such sixty (60) day period, the Allocation Schedule shall be deemed to have been irrevocably accepted by Sellers.

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(b)          If Sellers object to line items set forth on the Allocation Schedule, the parties shall attempt in good faith to resolve any such objections within thirty (30) days of receipt by the corresponding party of any such objections. If the parties are unable to resolve the matter within such thirty (30) day period, solely in respect of the portions of the Allocation to which the Sellers have an objection and which such objection is not resolved, each party shall be entitled to use its own allocation (without regard to the Allocation Schedule) for all purposes, including for purposes of any Tax Returns and any forms or reports required to be filed pursuant to Section 1060 of the Code (including IRS Form 8594), or any comparable provision of state, local or foreign law.

(c)          With respect to any line items set forth on the Allocation Schedule to which Sellers do not object or which such objection is resolved, Sellers and Purchasers shall report the transactions contemplated hereby on all Tax Returns (including information returns and supplements thereto required to be filed by the parties under Section 1060 of the Code (including IRS Form 8594)) in a manner consistent with such agreed portions of the Allocation Schedule (the "Agreed Allocation").  In the event that the Allocation Schedule or any other allocation used by either Sellers or Purchasers is disputed by any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes, the party receiving notice of the dispute shall promptly notify the other party hereto, and Sellers and Purchasers agree to use their commercially reasonable efforts to defend any Agreed Allocation in any audit or similar proceeding.

ARTICLE 3

The Closing

3.1         Generally

(a)          The Closing. Subject to the terms and conditions of this Agreement, the sale, grant, transfer, assignment, set over and delivery, and purchase and acceptance of the Purchased Assets contemplated by this Agreement shall be made at a closing (the "Closing") at the offices of Bradley Arant Boult Cummings LLP, One Federal Place, 1819 Fifth Avenue North, Birmingham, Alabama, at 10:00 a.m. (Birmingham, Alabama time) on the fifth (5th) Business Day following the satisfaction or waiver of all conditions set forth in Article 9 and Article 10 of this Agreement (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions), or at such other location or on such other date as the parties may agree.

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(b)          Closing Date; Effective Time. For purposes of this Agreement, the term "Closing Date" shall mean the date on which the Closing shall occur. The Closing shall be effective at 12:01 a.m. (Jacksonville, Florida time) on the Closing Date (the "Effective Time"). Subject to the provisions of Article 11, failure to consummate the transactions contemplated in this Agreement on the date and time and at the place determined pursuant to this Section 3.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to the provisions of Article 9, Article 10 and Article 11.

(c)          Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously on the Closing, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered on the Closing.

3.2         Deliveries by Sellers. Sellers shall deliver or cause to be delivered, in addition to all other items specified elsewhere in this Agreement, the following to Purchasers at the Closing, each of which shall be in form and substance reasonably satisfactory to Purchasers:

(a)          General Transfer Instruments. General instruments of conveyance in substantially the form as set forth on Exhibit A attached hereto (the "Bills of Sale"), duly executed by the applicable Seller and/or their respective Affiliates, if applicable, together with such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance as are reasonably requested by Purchasers to convey to and vest in the applicable Purchaser all title to and rights and interest in the Purchased Assets in accordance with the terms of this Agreement, free and clear of all Liens other than Permitted Encumbrances, in each case duly executed by the applicable Seller and/or their respective Affiliates, if applicable.

(b)          Assignment and Assumption Agreements. Assignment and assumption instruments with respect to the Purchased Assets and Assumed Liabilities (other than the Leases) in substantially the form as set forth on Exhibit B attached hereto (the "Assignment and Assumption Agreements"), duly executed by the applicable Sellers.

(c)          Trademark Assignment. An assignment and assumption instrument for the Specified Trademark and any other trademarks included in the Owned Intellectual Property in substantially the form as set forth on Exhibit C attached hereto (the "Trademark Assignment"), duly executed in recordable form by the applicable Seller.

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(d)          Limited Warranty Deeds. A limited warranty deed for each parcel of the Owned Real Property in substantially the form as set forth on Exhibit D attached hereto, duly executed by the applicable Seller and/or their respective Affiliates, if applicable, evidencing the sale, transfer, conveyance, assignment and delivery of the Owned Real Property by the applicable Seller and/or their respective Affiliates, if applicable, to the applicable Purchaser, free and clear of all Liens other than Permitted Encumbrances (the "Warranty Deeds") and all applicable Tax Returns related to Transfer Taxes, notice of sale of assets, inventory resale certificate or like governmental report required by any Governmental Authority having jurisdiction over the Owned Real Property.

(e)          Lease Assignments. An assignment and assumption instrument for each of the Leases in substantially the form as set forth on Exhibit E attached hereto (the "Lease Assignments"), duly executed in recordable form by the applicable Seller and/or their respective Affiliates, if applicable.

(f)          Leases for Excluded Real Property. A lease agreement between the applicable Seller and/or their respective Affiliates, if applicable, as landlord, and the applicable Purchaser, as tenant, for portions of the Excluded Real Property identified on Schedule 3.2(f) in substantially the form as set forth on Exhibit F attached hereto (the "Excluded Real Property Leases"), duly executed by the applicable Seller and/or their respective Affiliates, if applicable.

(g)          Supply Agreement. A supply agreement between the applicable Seller, as supplier, and the applicable Purchaser, as purchaser, in substantially the form as set forth on Exhibit G attached hereto (the "Supply Agreement"), duly executed by the applicable Seller.

(h)          Transition Services Agreement. A transition services agreement between the applicable Seller and the applicable Purchaser, in substantially the form as set forth on Exhibit H attached hereto (the "Transition Services Agreement"), duly executed by the applicable Seller.

(i)          Cement Swap Letter Agreement. A letter agreement between Sellers' Guarantor and Argos USA Corp., in substantially the form set forth on Exhibit I attached hereto (the "Cement Swap Letter Agreement"), duly executed by Sellers' Guarantor.

(j)          Lien Releases. With respect to all Liens encumbering the Purchased Assets other than Permitted Encumbrances, releases or termination statements of such Liens or pay-off letters with binding commitments to release such Liens.

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(k)          Required Consents. Evidence that any Required Consents have been obtained. For the purposes of this Agreement, "Required Consents" shall mean in the case of those Assumed Contracts which (i) are not transferable or assignable to, or cannot be purchased or assumed by, a Purchaser pursuant to this Agreement without the consent of another party (including consents by each landlord or sublandlord, as applicable, under the Leases, consenting to the assignment of such Leases as contemplated herein (to the extent such written consent is required under any such Lease)); and (ii) are specifically identified on Exhibit J as being a "material agreement," the written consent of such party to such transfer and assignment to the applicable Purchaser and assumption by the applicable Purchaser pursuant to this Agreement.

(l)          Motor Vehicle Title Certificates. Title certificates, registrations and other documentation necessary to transfer motor vehicles, vessels, rolling stock and other certificated assets included in the Purchased Assets, duly completed in favor of the applicable Purchaser and duly executed by the applicable Seller.

(m)          Code Section 1445 Affidavit. An affidavit from each Seller (or, if applicable, any direct or indirect equity owner of such Seller) certifying under penalty of perjury (i) that such person so swearing is not a "foreign person" within the meaning of Section 1445 of the Code; (ii) the U.S. Taxpayer Identification Number of such person; and (iii) such other information as may be required by any regulations promulgated in connection with Section 1445 of the Code; provided that if any Seller fails to deliver such an affidavit, Purchasers shall withhold from the Purchase Price (and any other payment to be made pursuant to this Agreement) and pay to the IRS the amount required to be withheld pursuant to Section 1445 of the Code.

(n)          Compliance Certificates. Each Seller shall have delivered to Purchasers (i) a certificate executed by the Secretary or an Assistant Secretary of such Seller, dated the Closing Date, certifying as to its organizational documents and the resolutions adopted by its governing body with respect to the transactions contemplated by this Agreement; and (ii) a certificate executed by an officer on behalf of such Seller, dated the Closing Date, certifying that the conditions set forth in Section 9.2 and Section 9.3 have been satisfied.

(o)          Exemption Documentation. Any documentation, including exemption certificates, required in order to support any sales, use or other similar Tax exemption for any Purchased Assets that qualify for such an exemption.

(p)          Restricted Property Agreement. An agreement between FRI and Purchasers, regarding Purchasers' rights in connection with the real property identified on Schedule 3.2(p), in substantially the form as set forth on Exhibit K attached hereto (the "Restricted Property Agreement"), duly executed by FRI.

(q)          Business Goodwill and Value Protection Agreement. An agreement between Sellers and Purchasers, regarding the protection of the goodwill and value of certain businesses of Sellers and Purchasers, in substantially the form as set forth on Exhibit L attached hereto (the "Business Goodwill and Value Protection Agreement"), duly executed by Sellers.

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(r)          Certificates of Good Standing. A certificate of good standing with respect to each Seller from the Secretary of State or other appropriate official of the jurisdiction of its incorporation and each jurisdiction in which the nature of the Business or the Purchased Assets requires such Seller to be in good standing, dated no earlier than thirty (30) days prior to the Closing Date.

(s)          Other. Such other documents, instruments, and certificates as Purchasers may reasonably request in order to document or to consummate more effectively the transactions contemplated by this Agreement or in order to evidence the compliance by Sellers with any obligation in this Agreement.

3.3         Deliveries by Purchasers. Purchasers shall deliver or cause to be delivered, in addition to all other items specified elsewhere in this Agreement, the following to Sellers at the Closing, each of which shall be in form and substance reasonably satisfactory to Sellers:

(a)          Assignment and Assumption Agreement. The Assignment and Assumption Agreements, duly executed by the applicable Purchaser.

(b)          Trademark Assignment. The Trademark Assignment, duly executed by the applicable Purchaser.

(c)          Lease Assignments. The Lease Assignments, duly executed by the applicable Purchaser.

(d)          Excluded Real Property Leases. The Excluded Real Property Leases, duly executed by the applicable Purchaser.

(e)          Supply Agreement. The Supply Agreement, duly executed by the applicable Purchaser.

(f)          Transition Services Agreement. The Transition Services Agreement, duly executed by the applicable Purchaser.

(g)          Cement Swap Letter Agreement. The Cement Swap Letter Agreement, duly executed by Argos USA Corp.

(h)          Compliance Certificates. Each Purchaser shall have delivered to Sellers (i) a certificate executed by the Secretary or an Assistant Secretary, dated the Closing Date, certifying as to its organizational documents and the resolutions adopted by its governing body contemplated by this Agreement; and (ii) a certificate executed by an officer on behalf of such Purchaser, dated the Closing Date, certifying that the conditions set forth in Section 10.2 and Section 10.3 have been satisfied.

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(i)          Certificate of Good Standing. A certificate of good standing with respect to each Purchaser from the Secretary of State or other appropriate official of the jurisdiction of its incorporation or formation, dated no earlier than thirty (30) days prior to the Closing Date.

(j)          Purchase Price. The Purchase Price in accordance with Section 2.6.

(k)          Restricted Property Agreement. The Restricted Property Agreement, duly executed by Purchasers.

(l)          Business Goodwill and Value Protection Agreement. The Business Goodwill and Value Protection Agreement, duly executed by Purchasers.

(m)          Other. Such other documents, instruments and certificates as Sellers may reasonably request in order to document or to consummate more effectively the transactions contemplated by this Agreement or in order to evidence the compliance by Purchasers with any obligation in this Agreement.

3.4         Delivery of Possession. Seller shall take all actions necessary or appropriate to provide Purchasers with possession of the Purchased Assets and the Business immediately following the Effective Time.

ARTICLE 4

Other Agreements

4.1         Further Assurances.

(a)          Each Party hereto will when requested by any other Party hereto from time to time after the Closing, and at its own expense, execute and deliver, or cause to be executed and delivered, to such other party such further assumption agreements, consents, deeds, bills of sale and assignments, documents of title and other instruments reasonably necessary to perfect, evidence or clarify the transactions contemplated by this Agreement. For the avoidance of doubt, at their own expense, (i) Sellers shall, and shall cause their respective Affiliates to, (A) provide whatever documents or other evidence of ownership as may be reasonably requested by Purchasers to perfect, clarify or confirm Purchasers' ownership of the Purchased Assets, and (B) give such reasonable further assurances to Purchasers and their respective Affiliates, and execute, acknowledge and deliver all such acknowledgements and other instruments and take such further action as may be reasonably necessary and appropriate effectively to relieve and discharge Purchasers from any Excluded Liability; and (ii) Purchasers shall (A) provide whatever documents or other evidence as may be reasonably requested by Sellers to perfect, clarify or confirm the applicable Purchaser's assumption of the Assumed Liabilities, and (B) give such reasonable further assurances to Sellers and their respective Affiliates, and execute, acknowledge and deliver all such acknowledgements and other instruments and take such further action as may be reasonably necessary and appropriate effectively to relieve and discharge Sellers from any Assumed Liability.

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(b)          Following the Closing, in the event Sellers or any of their respective Affiliates retained a Purchased Asset or an Assumed Liability (a "Remaining Asset/Liability") or Purchasers or any of their respective Affiliates acquired or retained an Excluded Asset or Excluded Liability (a "Misassigned Asset/Liability"), each shall, and shall cause their respective Affiliates to, with respect to any such Remaining Asset/Liability or Misassigned Asset/Liability, as applicable, use reasonable best efforts to: (i) obtain as promptly as practicable such authorizations, approvals, consents or waivers necessary to sell, assign, sublease, transfer, convey or deliver any Remaining Asset/Liability or Misassigned Asset/Liability to Sellers or Purchasers, as applicable (the "Intended Owner"); provided, however, that, except as set forth in Section 2.7, none of Sellers or Purchasers or any of their respective Affiliates shall be required to provide any additional consideration therefor (whether monetary or otherwise); (ii) unless otherwise instructed by the Intended Owner or its Affiliates, as promptly as practicable cease using such Remaining Asset/Liability or Misassigned Asset/Liability and maintain such Remaining Asset/Liability or Misassigned Asset/Liability in full force and effect; and (iii) cause such Remaining Asset/Liability or Misassigned Asset/Liability to as promptly as practicable be assigned or otherwise transferred to the Intended Owner or its designee, as directed by the Intended Owner, for no consideration and at the cost of the Intended Owner.

(c)          From and after the Closing, Purchasers and Sellers shall and shall cause their respective Affiliates to provide to any Intended Owner all cooperation reasonably necessary to provide to the Intended Owner or its designee the full benefits (economic and otherwise) of use and ownership of any Remaining Asset/Liability or Misassigned Asset/Liability, and to assist in the maintenance, satisfaction or discharge of any Liability relating to any Remaining Asset/Liability or Misassigned Asset/Liability, as applicable, in which Purchasers or Sellers or their respective Affiliates maintain any Liability to a third party which cannot, in any case, be transferred or assigned to the Intended Owner or its designee. Purchasers and Sellers, as applicable, shall, and shall cause their respective Affiliates to, hold in trust for and pay to the Intended Owner or its designee as promptly as practicable upon receipt thereof, all income, proceeds and other monies received by it in connection with its use of any Remaining Asset/Liability or Misassigned Asset/Liability (net of any Taxes and any other costs imposed upon Purchasers, Sellers or their respective Affiliates as the owner of the Remaining Asset/Liability or Misassigned Asset/Liability, as applicable).

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4.2         Third Party Assignments. To the extent that any of the Leases, Assumed Contracts, Licenses or other rights or commitments of any Seller or any of its Affiliates that this Agreement contemplates are to be transferred or assigned to a Purchaser are not transferable or assignable without the waiver, consent, approval or authorization of the other parties to such Leases, Assumed Contracts, Licenses or other rights or commitments (for purposes of this Section 4.2, "Special Agreements and Rights"), then neither this Agreement nor any agreement, document or instrument delivered pursuant to this Agreement shall constitute a transfer or assignment or an attempted transfer or assignment of such Special Agreements and Rights if such, waiver, consent, approval or authorization is not obtained. If such waiver, consent, approval or authorization shall not be obtained prior to the Closing, Sellers agree, and shall cause their respective Affiliates to agree, to cooperate with Purchasers in any reasonable arrangement designed to provide for the applicable Purchaser the claims, rights or benefits under any such Special Agreements and Rights to the fullest extent not prohibited by Applicable Law or such Special Agreements and Rights, including purchasing under outstanding purchase orders and reselling to the applicable Purchaser, at invoice price (without any charge for such services) or exercising rights with respect to the Purchased Assets (whether under agreements which provide for indemnification with parties from whom any Seller or any of its Affiliates acquired such rights or otherwise). In such event, Sellers will, and shall cause their respective Affiliates to, promptly pay, assign and remit to the applicable Purchaser (or one of its Affiliates) when received by it under any of the Special Agreements and Rights any claim, right or benefit arising thereunder and not transferred pursuant to this Section 4.2. Furthermore, if the third party with respect to any Special Agreements and Rights subsequently consents to the assignment of such Lease, Assumed Contract, Permit or other right or commitment to a Purchaser, the applicable Seller shall, and shall cause its Affiliates to, assign to the applicable Purchaser, and the applicable Purchaser shall assume and agree to perform all liabilities and obligations arising thereunder after the date of such consent, at which time such Special Agreements and Rights shall be deemed a Purchased Asset, without the payment of further consideration, and the obligations so assumed thereunder shall be deemed Assumed Liabilities. Without limiting the generality of the foregoing, each of Sellers and Purchasers shall use their reasonable best efforts to complete the transfer of all Permits included in the Purchased Assets (to the extent transferable by Applicable Law) from the applicable Seller to the applicable Purchaser as promptly as practicable, and, in any event Purchasers and Sellers shall complete, sign and submit, as applicable, any form(s) required by an applicable Governmental Authority as a condition to the transfer of any such Permits not later than ten (10) days after the Closing Date; provided, however, (i) not later than February 3, 2014, Purchasers shall complete drafts of any form(s) required by an applicable Governmental Authority as a condition to the transfer of any of the Permits set forth on Schedule 4.2 and shall submit such completed draft form(s) to Sellers for review and comment, (ii) within three (3) Business Days after receipt of such completed draft form(s) from Purchasers, Sellers shall provide Purchasers with any comments thereto, and (iii) within three (3) Business Days after Purchasers and Sellers agree that such form(s) are in final form for submission to the applicable Governmental Authority, Sellers shall sign and submit such forms to the applicable Governmental Authority.

4.3         Mail. Sellers on behalf of themselves and their respective Affiliates hereby authorize Purchasers from and after the Closing Date to receive and open all mail and other communications addressed to any Seller or any of its Affiliates received by any Purchaser and to act with respect to such mail and communications in such manner as the applicable Purchaser may elect if such mail or communications relate to the Business, or, if such mail or communications do not so relate or relate to the Business, to deliver the same to the addressee as promptly as practicable following receipt.

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4.4         Assistance with Records. At the Closing, Sellers shall, and shall cause their respective Affiliates to, provide Purchasers in electronic format with all information and data relating to the Business and the Purchased Assets that are necessary to continue operation of the Business after the Closing, including personnel and employee benefit records (to the extent permitted by Applicable Law), accounting reports and records, Tax Returns and other associated files related to Taxes, audit files and correspondence, and litigation files and records. From time to time after the Closing, Sellers and Purchasers shall each cause their appropriate Representatives to provide the other party with (i) information and data (including work papers) reasonably requested by such requesting party in connection with its current or former operation of the Business, including personnel and employee benefit records (to the extent permitted by Applicable Law), or to prepare all accounting and related reports and all Tax Returns with respect to the Business; and (ii) assistance as may be reasonably requested by such requesting party in connection with its current or former operation of the Business or any third party claims or litigation (including any audit or other examination by any Taxing authority or any judicial or administrative proceedings relating to any party's liability for Taxes) relating to the Business. Notwithstanding the foregoing, Sellers' obligation pursuant to this Section 4.4 shall be subject at all times to (i) compliance with Applicable Laws protecting the privacy of employees and personnel files; and (ii) appropriate limitations on the disclosure of information to maintain the attorney-client privilege.

4.5         Employee Matters.

(a)          Subject to applicable data privacy rules and other Applicable Law, Sellers have provided to Purchasers a list of employees who are primarily engaged in the Business but not including any such employees who provide back office support to the Business (the "Affected Employees"), with their respective employer, job title, date of hire, job grade, employment status (full time, part-time, temporary, leave of absence or seasonal), primary work location, base salary and bonus, and annual vacation entitlement. Sellers may update such list prior to the Closing Date to reflect changes on account of (i) attrition among the Affected Employees; and (ii) new hires to replace Affected Employees terminated by any Seller in the ordinary course of business prior to the Closing Date. Sellers shall provide to Purchasers an updated version of the list periodically as appropriate or as reasonably requested by any Purchaser. Sellers shall provide to Purchasers a final version of such list no later than five (5) days prior to the Closing Date, setting forth all of the Affected Employees.

(b)          WARN Act. With respect to the WARN Act, Purchasers and Sellers intend that this Agreement and the transactions contemplated herein will not interrupt in any material respect the ongoing operation of the Business. Sellers and their respective Affiliates (i) have provided Purchasers a true and complete list of employees by site of employment who have experienced an "employment loss" (as defined in the WARN Act) within ninety (90) days prior to the date hereof, including in each case the date of such employment loss, and (ii) will refrain from causing any Affected Employee from suffering an "employment loss" (as defined in the WARN Act) from the date of this Agreement until the Effective Time or, if shorter, in the ninety (90) days prior to the Effective Time. Purchasers will provide (or cause their respective Affiliates to provide) a sufficient number of job offers on sufficient terms and conditions of employment to the Affected Employees so as not to give rise to any obligation or liability of Sellers under the WARN Act relating to the Affected Employees and the transactions contemplated by this Agreement.

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(c)          Offer and Hiring Procedures. From a date following the date of this Agreement that is mutually agreeable to the parties (and which shall be not later than thirty (30) days following the date hereof) through the Closing Date, Sellers shall make the Affected Employees of the Business available for employment screening by Purchasers (or their respective Affiliates) and shall cooperate with Purchasers and their respective Affiliates to facilitate offers of employment to some or all of the Affected Employees; provided, however, that in each case the date, time and duration of such access shall be subject to Sellers' prior approval, which shall not be unreasonably withheld, conditioned or delayed, shall be scheduled in such a manner so as to minimize disruption to the Business, and shall be subject to such other procedures as shall be mutually agreeable to the parties. Sellers or any of their respective Affiliates may rehire or retain any Affected Employee who is not offered a position by a Purchaser or its Affiliates or who refuses to accept a position offered by Purchaser or its Affiliates. Purchasers shall determine which, if any, of the Affected Employees they or their respective Affiliates wish to hire, and shall hire such employees as of the Effective Time. Any Affected Employee who is not offered employment by a Purchaser or its Affiliates as of the Effective Time will, for the purposes of this Section 4.5(c), be conclusively deemed to have chosen to remain an employee of Sellers or any of their respective Affiliates and will no longer have any connection with the Business. Except as otherwise provided in this Section 4.5, neither Purchasers nor any of their respective Affiliates shall be obligated to continue or maintain any Benefit Plan maintained by Sellers or any of their respective Affiliates for the benefit of its employees. Nothing in this Agreement, either expressed or implied, shall confer upon any employee of Sellers or any of their respective Affiliates any rights or remedies, including any right to employment or continued employment for any specified period or of any nature or kind whatsoever under or by reason of this Agreement.

(d)          No Assumption of Employee or Related Obligations. Neither Purchasers nor any of their respective Affiliates will assume or be responsible for any obligation or Liability arising out of any employment, leased employee, independent contractor or agency relationship of any Seller or its Affiliates (or out of termination of any such relationship). Without limiting the foregoing, Sellers shall be responsible for and shall pay all Affected Employees (i) any accrued vacation to which they are entitled; and (ii) each eligible Affected Employee's bonus, to the extent earned with respect to periods ending on or prior to 2013.

(e)          COBRA Coverage. Sellers shall remain responsible for all liabilities and obligations in connection with claims for post-employment medical, vision and dental benefits that may be required under Section 4980B of the Code made by (i) any of their employees who were not hired by a Purchaser as provided in Section 4.5(c); or (ii) any "qualified beneficiary" (within the meaning of Section 4980B of the Code) of any such employee who is receiving post-employment medical, vision and dental benefits or whose "qualifying event" (within the meaning of Section 4980B of the Code) entitling such individuals to such benefits accrued on or before the Effective Time.

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(f)          Employee Benefit Plans and Severance.

(i)          Following the Effective Time, the Affected Employees who are hired by a Purchaser or any of its Affiliates in accordance with Section 4.5(c) and who are not represented by a union (the "Covered Employees"), will be offered participation and coverage under employee benefit plans (but excluding any defined benefit retirement plans) that are substantially similar, on an aggregate basis, to the plans generally in effect for similarly situated employees of the applicable Purchaser or such Affiliate (other than any defined benefit retirement plans) ("Purchaser Benefit Plans") in accordance with the terms thereof. Notwithstanding anything contained herein to the contrary, a Covered Employee whose employment is terminated by the applicable Purchaser and/or any of its Affiliates during the one-year period beginning immediately after the Effective Time shall be eligible to receive severance payments and benefits from such Purchaser or its Affiliate consistent with the severance payments and benefits under the severance practice of Sellers as set forth on Schedule 4.5(f), subject to the execution, delivery and non-revocation of a release of claims in favor of Sellers and Purchasers and their respective Affiliates.

(ii)         From and after the Effective Time, the applicable Purchaser or its Affiliate shall (A) provide all Covered Employees with service credit, for all purposes, including for purposes of calculating vacation eligibility, severance amounts and calculating eligibility, participation, vesting and levels of benefit accruals, under any Purchaser Benefit Plans in which Covered Employees are eligible to participate, for all periods of employment with any Seller or Affiliates of any Seller (or their predecessor entities) prior to the Effective Time for which service was recognized by the applicable Seller or its Affiliates immediately prior to the Effective Time; provided that such service shall not be recognized for purposes of (x) any defined benefit retirement plan, (y) retiree welfare benefits, or (z) any Purchaser Benefit Plan that is a frozen plan; (B) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Purchaser Benefit Plans providing healthcare benefits to be waived with respect to the Covered Employees and their eligible dependents to the extent waived under any similar plans of Sellers or any of their respective Affiliates immediately prior to the Effective Time; and (C) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time occurs for applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time to the extent such expenses were credited under any similar plans of Sellers or any of their respective Affiliates immediately prior to the Effective Time.

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(iii)        Nothing contained in this Agreement shall (A) constitute or be deemed to be an amendment to any employee benefit plan of Purchasers and/or any of their respective Affiliates or any other compensation or benefit plan, program or arrangement of Purchasers or any of their respective Affiliates, or (B) limit the right of Purchasers or any of their respective Affiliates to terminate the employment of any employee at any time.

(iv)        The provisions of this Section 4.5 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any employees), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 4.5(f) under or by reason of any provision of this Agreement).

(v)         Sellers will provide Purchasers (or their respective Affiliates) with the opportunity to meet with the union steward at the Tampa Cement Plant to discuss the proposed terms and conditions of employment between Purchasers (or their respective Affiliates) and the employees currently covered by the Tampa Plant CBA to whom Purchasers (or their respective Affiliates) (in their discretion) may wish to extend offers of employment in accordance herewith. Purchasers acknowledge and agree that the liability and obligation for any liabilities, obligations or grievances arising from any agreement entered into between Purchasers (or their respective Affiliates) and the union with respect to such employees, if any, shall be that of the Purchasers (or their respective Affiliates) and not the Sellers. Sellers acknowledge and agree that Purchasers (or their respective Affiliates) shall have no liability or obligation for any liabilities, obligations or grievances existing under the terms of the Tampa Plant CBA as of the Effective Time or otherwise arising from Sellers' operation of the Business prior to the Effective Time and that any such liabilities, obligations and grievances shall be Excluded Liabilities.

4.6         Confidentiality. All information provided pursuant to this Agreement shall be subject to the Confidentiality Agreement, mutatis mutandi, which Confidentiality Agreement shall continue in effect until, and shall terminate upon, the Closing. From and after the Closing, Sellers shall, and shall cause their respective Affiliates and their respective Representatives to, maintain all non-public or confidential information relating to the Purchased Assets and the Business, and any other proprietary or confidential information disclosed to any such person in connection with this Agreement, including the terms and conditions of the transactions contemplated by this Agreement (but subject to Section 7.11), in confidence and not disclose to any other person or use any such information for any purpose, except to the extent that (i) disclosure is required by Applicable Law or the rules of any securities exchange to which Sellers or its respective Affiliates are subject, or (ii) at the time of disclosure, such information is generally available to and known by the public (other than a result of a violation of this Section 4.6 by Sellers or their respective Affiliates). Sellers hereby agree, and shall cause their respective Affiliates, to protect such confidential or proprietary information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use or disclosure of such information as Sellers and their respective Affiliates use to protect their own confidential information of a like nature. The Mutual Standstill Agreement between Sellers' Guarantor and Cementos Argos S.A. contained in the Confidentiality Agreement shall remain in effect in accordance with its terms until May 30, 2015.

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4.7         Certain Tax Matters. Except with respect to the Tax Returns described in Section 7.9:

(a)          Sellers shall be solely responsible for all Taxes (other than Transfer Taxes and Periodic Taxes) with respect to the Business and the Purchased Assets due for all taxable years and periods (or portions thereof) ending on or before the Closing Date (the "Pre-Closing Taxes"). Sellers shall prepare or cause to be prepared and file or cause to duly filed all Tax Returns required to be filed by or with respect to the Business or the Purchased Assets for all taxable years and periods (or portions thereof) ending on or before the Closing Date. Sellers shall pay to Purchasers or otherwise cause to be paid all Pre-Closing Taxes due (whether or not shown on any Tax Returns). Sellers shall be solely responsible for all Taxes associated with any failure by Sellers to comply with the provisions of any applicable bulk sales Law in connection with the transactions contemplated by this Agreement, and shall indemnify and hold harmless Purchasers from and against all such Taxes and any associated Losses.

(b)          Purchasers shall be solely responsible for all Taxes (other than Transfer Taxes and Periodic Taxes) with respect to the Business and the Purchased Assets for all taxable years and periods (or portions thereof) commencing after the Closing Date. Purchasers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by or with respect to the Business or the Purchased Assets for all taxable years and periods (or portions thereof) commencing after the Closing Date.

(c)          Purchasers shall be responsible for all Taxes (other than Transfer Taxes and Periodic Taxes) with respect to the Business and the Purchased Assets for any taxable year or period commencing before and ending after the Closing Date (the "Straddle Period"). Sellers shall be responsible for the portion of such Taxes that is attributable to the portion of such Straddle Period that ends on the Closing Date ("Sellers' Taxes"). Sellers' Taxes shall equal the excess, if any, of (i) the Taxes that would have been due if the Straddle Period had ended on the Closing Date (using an interim-closing-of-the-books method except that exemptions, allowances, and deductions that are otherwise calculated on an annual basis (such as deductions for real estate Taxes, depreciation, and depletion) shall be apportioned on a per diem basis) over (ii) the Taxes for the Straddle Period paid prior to the Closing Date by Sellers or any of their respective Affiliates with respect to the Business or the Purchased Assets. Purchasers shall be responsible for all Taxes for the Straddle Period for which Sellers are not responsible under this Section 4.7(c).

(d)          Purchasers and Sellers shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 4.7 and any audit, litigation or other proceeding with respect to Taxes for or with respect to the Purchased Assets or the Business. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchasers and Sellers agree to retain all books and records with respect to Tax matters pertinent to the Purchased Assets and the Business relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Purchasers or Sellers, any extensions thereof), and to abide by all record retention agreements entered into with any Taxing authority.

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(e)          Purchasers and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f)          All Tax sharing agreements or similar agreements with respect to or involving the Purchased Assets or the Business shall be terminated as of the Closing Date and, after the Closing Date, Purchasers shall not be bound thereby or have any liability thereunder.

4.8         Insurance. Sellers and their respective Affiliates shall keep or cause to be kept all insurance policies listed in Schedule 4.8 in full force and effect through the Effective Time. Purchasers acknowledge that Sellers' insurance policies will not continue to insure the Purchased Assets or the Business after the Effective Time and that it is incumbent upon Purchasers to obtain substitute policies of insurance that provide insurance coverage for the Purchased Assets and the Business. Any such substitute policies shall include a waiver of any rights of subrogation that the insurance carriers underwriting such policies may have against Seller or any of its Affiliates or under Sellers' insurance policies.

4.9         Payments of Accounts Receivable. In the event Purchasers receive any instruments of payment of any of the Accounts Receivable, Purchasers shall deliver as promptly as practicable following receipt such instruments to the applicable Seller, endorsed where necessary, without recourse, in favor of such Seller. For the avoidance of doubt, in the event a Seller or any of its Affiliates receives any instruments of payment of any of the trade accounts receivables, notes receivables, negotiable instruments and chattel paper arising from the Business after the Effective Time, such Seller shall, and shall cause its Affiliates to, deliver as promptly as practicable following receipt such instruments to the applicable Purchaser, endorsed where necessary, without recourse, in favor of such Purchaser.

4.10       Use of Name and Logos. Effective as of the Closing Date, Sellers on behalf of themselves and their respective Affiliates hereby grant to Purchasers and their respective Affiliates, for a period of thirty (30) days after the Closing, a non-exclusive and royalty-free license to use the Seller Trademarks used (or intended for use) in the Business as of the Closing Date within the United States, in connection with the ongoing conduct of the Business; provided that Purchasers may use Seller Trademarks for a period of six (6) months after Closing solely in connection with the sale of bagged Cement Products constituting Product Inventory included in the Purchased Assets. All goodwill associated with the use of such Seller Trademarks generated by a Purchaser or its Affiliates pursuant to the foregoing license shall inure to the benefit of Sellers. As soon as reasonably practicable following the Closing Date, but in any event no later than thirty (30) days after the Closing Date, Purchasers shall remove or conceal all signs that include such Seller Trademarks from all Real Property and the portions of the Excluded Real Property leased to Purchasers under the Excluded Real Property Leases, and conceal or remove all logos that include Seller Trademarks from all trucks and vehicles, including mixer trucks.

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4.11       Customer Orders. No later than two (2) Business Days prior to the Closing Date, Sellers shall provide Purchasers with a list identifying the orders placed by customers of the Business for the purchase of Product Inventory that Sellers reasonably believe will be outstanding at the Effective Time and included in the Assumed Contracts as of the Effective Time. Each such list shall identify the customer placing the order, the facility from which such order will be filled, the time at which such order will be filled, the type and quantity of Product Inventory to be sold and the purchase price. No later than two (2) Business Days following the Closing Date, Sellers shall provide Purchasers with a revised list identifying such orders that were in fact outstanding as of the Effective Time and providing or updating the indicated information with respect thereto.

4.12       Environmental Matters.

(a)          If, after the Effective Time, any Environmental Condition (other than the Ongoing Remedial Actions and the Identified Matters) are found to exist which require Remedial Action, then Sellers shall remain responsible for performing such Remedial Action (in accordance with Section 8.2(d)(ii) and Section 8.4(g)), but only if the Remedial Action is required in writing by any Governmental Authority. Sellers shall remain responsible for performing Remedial Action in accordance with Section 8.4(g) with respect to (i) the Ongoing Remedial Actions and (ii) the Identified Matters as requested in good faith by Purchasers in writing, based on the recommendations of Environmental Resources Management (ERM), provided, however that, with respect to the Identified Matters only, (x) Sellers and Purchasers shall share all costs of such Remedial Action equally, and (y) Sellers shall in no event be obligated to pay more than the Identified Matters Cap in connection with all Identified Matters, in the aggregate. Following the third (3rd) anniversary of the Closing Date, Sellers shall not have any responsibility for performing Remedial Action with respect to any Environmental Condition, except with respect to the Ongoing Remedial Actions, the Identified Matters, Environmental Conditions of the Excluded Real Property and Environmental Conditions as to which notice of a claim for indemnification has been provided to Sellers on or prior to the third (3rd) anniversary of the Closing Date. After the third (3rd) anniversary of the Closing Date, the liability for Environmental Conditions (excluding the Ongoing Remedial Actions, the Identified Matters, Environmental Conditions of the Excluded Real Property and any Environmental Conditions as to which notice of a claim for indemnification has been provided to Sellers on or prior to the third (3rd) anniversary of the Closing Date) shall no longer constitute Excluded Liabilities and shall be deemed to constitute Assumed Liabilities and Sellers shall not be required to indemnify the Purchaser Indemnitees pursuant to Section 8.2(d) for any Loss relating to any such Seller Environmental Matter (excluding the Ongoing Remedial Actions, the Identified Matters, Environmental Conditions of the Excluded Real Property, and any Environmental Conditions as to which a notice of a claim for indemnification has been provided to Sellers on or prior to the third (3rd) anniversary of the Closing Date).

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(b)          Sellers acknowledge and agree that (i) the Ongoing Remedial Actions, the Identified Matters (up to the Identified Matters Cap) and the Environmental Conditions of the Excluded Real Property are Excluded Liabilities, (ii) that Sellers shall be responsible for performing Remedial Actions in connection with the Ongoing Remedial Actions, the Identified Matters and the Environmental Conditions of the Excluded Real Property in accordance with Section 8.4(g), and (iii) that Sellers' obligations to perform Remedial Actions in connection with the Ongoing Remedial Actions, the Identified Matters and the Environmental Conditions of the Excluded Real Property shall survive the Closing and remain in full force and effect indefinitely, subject to the applicable provisions of this Agreement (including Section 8.4(g)).

4.13       Preservation and Inspection of Records. Sellers shall, and shall cause their respective Affiliates to, preserve and make their books and records relating to the Business and the Purchased Assets (including work papers in the possession of their respective accountants) available for inspection by Purchasers or by their Representatives for reasonable business purposes at all reasonable times during normal business hours, for a seven-year period after the Closing Date, with respect to all transactions of Sellers and their respective Affiliates relating to the Business and the Purchased Assets occurring on or prior to, or relating to, the Closing, (including the historical financial condition, assets, liabilities, operations and cash flows of the Business), subject at all times in each of the above cases to (i) compliance with applicable antitrust laws and regulations relating to the exchange of information; (ii) compliance with applicable laws protecting the privacy of employees and personnel files; and (iii) appropriate limitations on the disclosure of information to maintain the attorney-client privilege. As used in this Section 4.13, the right of inspection includes the right to make extracts or copies.

4.14       Intercompany Accounts. Except as set forth on Schedule 4.14, Sellers shall, and shall cause their respective Affiliates to, immediately prior to the Effective Time, (i) execute and deliver such releases, termination agreements and discharges as are necessary to release and discharge the Business from any and all obligations owed to Sellers and their respective Affiliates, and (ii) terminate all contracts (other than Assumed Contracts) among any Seller and any Affiliate thereof and the Business.

4.15       Certain Prepaid Expenses and Advance Payments. With respect to the prepaid expenses and advance payments described on Schedule 2.3(h), Purchasers shall, upon receipt of the goods or services for which Sellers have made payment prior to the Effective Time, promptly reimburse Sellers for the amount of each such prepayment.

4.16       Off-Site Inventory. Sellers shall, and shall cause their Affiliates to, allocate and reserve sufficient space for storage of all of the Inventory (including pre-cast concrete construction materials, window sills and parking bumpers, among others) currently located at Sellers' or their Affiliates' properties at Neptune Road, on substantially the same terms and conditions as such Inventory is currently stored, free of charge to Purchasers, and allow reasonable access to Purchasers or their representatives or agents during normal business hours to such storage facility and location; provided that Sellers may, upon ten (10) days prior written notice, relocate, at their own cost and expense, all but not less than all of such Inventory to Sellers' or their Affiliates' property located at Carder Road block plant in Orlando, Florida, so long as the same terms and conditions are maintained at such location.

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ARTICLE 5

Representations and Warranties of Sellers

Sellers, jointly and severally, hereby represent and warrant to Purchasers that, except as set forth in the Disclosure Schedule:

5.1         Organization and Standing.

(a)          Organization and Status. Each of the Sellers is a corporation that is duly incorporated, validly existing, and in good standing under the laws of the State of Florida. Sellers' Guarantor is a corporation that is duly incorporated, validly existing, and in good standing under the laws of the State of New Jersey. Each of the Sellers and Sellers' Guarantor has the corporate power and authority necessary to own, lease and operate its properties and otherwise to conduct the Business as it is presently conducted and to enter into this Agreement and the other agreements to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder and thereunder. Each of the Sellers and Sellers' Guarantor has duly qualified as a foreign company, and is in good standing, under the laws of all jurisdictions where the nature of the Business as it is presently conducted or the nature or location of the properties owned, leased or operated by it requires such qualification and where the failure to so qualify would reasonably be expected to be a Material Adverse Change contemplated by this Agreement.

(b)          Power and Authority. The execution, delivery and performance of this Agreement and the other agreements to be executed and delivered by each Seller and Sellers' Guarantor pursuant to this Agreement and the consummation by each Seller and Sellers' Guarantor of the transactions contemplated by, and other compliance with or performance under, them have been duly authorized by all necessary action on the part of such Seller and Sellers' Guarantor, its governing body, and, if necessary, its owners, in compliance with Applicable Law, and no other corporate action or proceeding on the part of either Seller or Sellers' Guarantor is necessary to authorize the execution, delivery and performance by any Seller or Sellers' Guarantor of this Agreement or any other agreements to be executed and delivered by each Seller or Sellers' Guarantor pursuant to this Agreement, or the consummation by any Seller or Sellers' Guarantor of the transactions contemplated hereby and thereby. Each Seller and Sellers' Guarantor has full power and authority necessary to enter into, deliver and perform this Agreement and all other agreements, certificates, instruments and other documents to be executed, delivered or performed in connection with the transactions contemplated by this Agreement, by such Seller or Sellers' Guarantor.

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5.2         No Violation. The execution and delivery by each Seller and Sellers' Guarantor of this Agreement and the other agreements to be executed and delivered by such Seller or Sellers' Guarantor pursuant to this Agreement and the consummation by such Seller or Sellers' Guarantor of the transactions contemplated hereby and thereby do not and will not (a) conflict with, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right or requirement of termination, modification, cancellation or acceleration of any obligation or to the loss of a material benefit under any of the terms, conditions or provisions of any material contract or other instrument or obligation to which such Seller or any of its Affiliates is a party or by which any of its assets (including the Purchased Assets) may be bound; (b) violate or conflict with any provision of the organizational documents of such Seller; (c) violate or conflict with any Applicable Law or Order applicable to such Seller or any of its Affiliates, or any of their assets (including the Purchased Assets); or (d) result in the creation or imposition of any Lien (other than Permitted Encumbrances) with or without giving notice or the lapse of time or both, upon the Purchased Assets.

5.3         Enforceability. This Agreement has been duly executed and delivered by each Seller and Sellers' Guarantor. This Agreement and the agreements and instruments contemplated by this Agreement to which any Seller or Sellers' Guarantor is or will be a party or a signatory constitute, assuming the due execution and delivery of this Agreement and the agreements contemplated by this Agreement by the applicable Purchaser and Purchasers' Guarantor, as applicable, legal, valid and binding obligations of such Seller or Sellers' Guarantor, and are enforceable in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies. The transfer documents to be executed and delivered by each Seller or any of their respective Affiliates pursuant to this Agreement will effectively convey to, and vest in, the applicable Purchaser the full right, title and interest of such Seller or its Affiliates in and to the Purchased Assets and the Business.

5.4         Financial Statements. Set forth on Section 5.4 of the Disclosure Schedule are true, correct and complete copies of (a) the unaudited Statements of Operations for the Business for the year ending December 31, 2012 and the period ending September 30, 2013, and (b) the unaudited Balance Sheets and Statements of Operations for the Business as of and for the period ending September 30, 2013 (collectively, the "Financial Statements"). The Financial Statements were derived from the Sellers' and their respective Affiliates' books and records and were compiled in a manner consistent with each of the Sellers' and their respective Affiliates' historical accounting practices and in accordance with GAAP, except as may be indicated in the notes thereto and subject to normal and recurring year-end adjustments, and present fairly in all material respects the financial condition of the Business as of the applicable dates and results of operations for the Business for the applicable periods.

5.5         Absence of Certain Changes. Since December 31, 2012, there has not been any Material Adverse Change and the Sellers and their respective Affiliates have conducted the Business in the ordinary course, consistent with past practice.

5.6         Liabilities and Liens. Except for Permitted Encumbrances, none of the Purchased Assets (excluding the Real Property) is subject to any liabilities or Liens of any nature whatsoever, whether direct or indirect, matured or unmatured, known or unknown, accrued, absolute, contingent, or otherwise, or arising out of transactions entered into, or any state of facts existing prior to the date of this Agreement, including Tax liabilities or special assessments. It is the intent of the parties that the representations and warranties set out in Section 5.8 of this Agreement shall govern as to the Real Property and the Excluded Real Property.

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5.7         Inventories. The Product Inventory is merchantable, usable and salable, and the Supply Inventory is usable, in each case, in the ordinary course of business, using sales practices consistent with Sellers' (and those of their respective Affiliates) past practices; and except for Inventory in trucks, rail cars or otherwise in transit, the Inventory is located on the Real Property, the Excluded Real Property or at the locations set forth on Section 5.7 of the Disclosure Schedule.

5.8         Real Property.

(a)          Owned Real Property.

(i)          The Owned Real Property constitutes all real property which is used (or intended for use) by Sellers and their respective Affiliates in the conduct of the Business as of the date hereof, other than the Leased Real Property and the Excluded Real Property. One or more Sellers hold good and marketable fee simple title to each of the Owned Real Property and the Excluded Real Property, subject only to the Permitted Encumbrances. Except for the Permitted Encumbrances, there are no (A) Liens except for easements, covenants, reservations and restrictions of record that do not materially adversely affect the current use of either the Owned Real Property or the Excluded Real Property; or (B) leases, instruments or other contracts granting any interest in the Owned Real Property or the Excluded Real Property.

(ii)         To the Knowledge of the Sellers, none of the Sellers nor any of their respective Affiliates have received any written notice that remains pending or unresolved of (A) any violation in any material respect of any zoning or building codes or ordinances, orders or regulations in connection with the ownership, use, operation or maintenance of either the Owned Real Property or the Excluded Real Property, (B) any pending or threatened condemnation proceeding, litigation or administrative action relating to any of the Owned Real Property or the Excluded Real Property and (C) any proceeding initiated by or on behalf of Sellers or their respective Affiliates to change or redefine the zoning or land use classification or all or any portion of any of the Owned Real Property or the Excluded Real Property; and

(iii)        Except as set forth on Section 5.7(a) of the Disclosure Schedule, neither Seller nor any of their respective Affiliates has leased, licensed or otherwise granted any person the right to use or occupy the Owned Real Property or the Excluded Real Property, which lease, license or grant is currently in effect or collaterally assigned, or granted any other security interest in the Owned Real Property or the Excluded Real Property which assignment or security interest is currently in effect.

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(b)          Leased Real Property.

(i)          The Leased Real Property constitutes all real property which is used (or intended for use) by Sellers and their respective Affiliates in the conduct of the Business as of the date hereof, other than the Owned Real Property and the Excluded Real Property;

(ii)         The Leases (A) are in full force and effect and constitute the valid and legally binding obligation of the Seller which is a party thereto, as applicable, enforceable in accordance with its terms, (B) have not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Purchasers and (C) have not been assigned in any manner by any Seller;

(iii)        There exists no material breach or material default, and no event or condition, which, upon the giving of notice or the lapse of time or both, would constitute a material default by any Seller, or, to the Knowledge of Sellers, by any other party thereto, under any of the Leases;

(iv)        Each Seller that is either the tenant, subtenant, licensee or sublicensee, as applicable, named under each Lease has a good and valid leasehold interest in such Leased Real Property, free and clear of all Liens, except for Permitted Encumbrances, subject in each case to the terms and conditions of the applicable Lease. Except as set forth in Section 5.7(b) of the Disclosure Schedule, to the Knowledge of the Sellers, none of the Sellers nor any of their respective Affiliates has received any correspondence or written notice from any counterparty to a Lease giving notice of a default or an event of default thereunder or an intention to terminate such agreement; and

(v)         Except as provided in the Leases, there are no outstanding contracts granted by Sellers or any of their respective Affiliates to any third person to purchase or lease any Leased Real Property, or any portion thereof or interest therein and, except as set forth in Section 5.7(b) of the Disclosure Schedule, no Leases include a right or option to purchase any real property or interest therein.

(vi)        With respect to each Lease:

(1)         Subject to obtaining the Required Consents, the transactions contemplated by this Agreement (1) do not require the consent of any person with respect to any Lease (including any landlord or sub-landlord, as applicable), (2) will not result in a breach of or default under such Lease that will not be cured if the Sellers are able to secure the Required Consents, or (3) otherwise will not cause such Lease to cease to be in full force and effect on substantially identical terms following the Effective Time, subject to any modifications thereto that may be required under the terms of the Required Consents; and

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(2)         no security deposit or portion thereof deposited under such Lease has been applied in respect of a breach or default under such Lease which has not (1) if and as required by the applicable landlord, been redeposited in full or (2) been disclosed to Purchasers in writing.

(vii)       Other than in connection with the transactions contemplated by this Agreement, there is not now pending nor, to the Knowledge of Sellers, contemplated, any special or extraordinary reassessment of any parcel included in the Real Property that would result in a material change in the Taxes, assessments, rent, additional rent or other sums and charges payable under any agreement to which Sellers or any of their respective Affiliates are a party relating to the Leased Real Property. There are no public improvements in progress or, to the Knowledge of Sellers, proposed, that will result in material special assessments against any of the Leased Real Property.

(viii)      To the Knowledge of the Sellers, none of the Sellers nor any of their respective Affiliates has received any written notice that remains pending or unresolved of (A) any violation in any material respect of any zoning or building codes or ordinances, orders or regulations in connection with the ownership, use, operation or maintenance of the Leased Real Property, (B) any pending or threatened condemnation proceeding, litigation or administrative action relating to any of the Leased Real Property and (C) any proceeding initiated by or on behalf of Sellers to change or redefine the zoning or land use classification or all or any portion of any of the Leased Real Property.

(c)          To the Knowledge of the Sellers, none of the Sellers nor any of their respective Affiliates has received (i) any written notice which remains uncured that the Leased Real Property violates any Law, the effect of which is material to such Leased Real Property; and (ii) any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the Improvements thereon are in violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

5.9          Title to Personal Property. One or more of the Sellers has good and marketable title to, or a valid leasehold in, the Purchased Assets which are personal property, free and clear of any Liens, except for Permitted Encumbrances. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Purchased Assets which are personal property has been recorded, filed, executed or delivered.

5.10       Contracts.

(a)          Contracts. Sellers and their respective Affiliates do not have any contracts pertaining to any of the Purchased Assets or the Business other than the Assumed Contracts. Sellers have delivered to Purchasers true, correct and complete copies of all written contracts comprising Assumed Contracts and have provided Purchasers with written summaries of the terms of any oral Assumed Contracts, together with all assignments, amendments, modifications and supplements thereof and waivers and consents thereunder.

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(b)          Status. Each Assumed Contract (i) is the valid, legal, binding and enforceable obligation of the applicable Seller or its Affiliates and, to the Knowledge of such Seller, of each of the other parties thereto; (ii) is in full force and effect in accordance with its terms; (iii) will not require the consent of any other party thereto to the transactions contemplated by this Agreement or any agreement or instrument contemplated by this Agreement; and (iv) shall continue in full force and effect without penalty or other adverse consequence upon consummation of the transactions contemplated by this Agreement. Neither of the Sellers nor any of their respective Affiliates has assigned its interests under any of the Assumed Contracts to any third party. Each Seller and its Affiliates is in material compliance with all terms and requirements of each Assumed Contract to which it is a party and, to such Seller's Knowledge, each other person that is party to an Assumed Contract is in material compliance with the terms and requirements of such Assumed Contract. No event has occurred or circumstance exists that, to the Knowledge of each Seller, (with or without notice or lapse of time) contravenes, conflicts with or constitutes a violation or breach of, or gives such Seller or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Assumed Contract. Neither of the Sellers nor any of their respective Affiliates has received any notice of modification, termination or intention to terminate or modify from any other party to any Assumed Contract. There are no material unresolved disputes involving the Business under any Assumed Contract.

5.11       No Litigation. There is, and since December 31, 2012, there has been, no litigation, action, claim or proceeding, in law or in equity, or governmental investigation before any Governmental Authority pending or, to the Knowledge of Sellers, threatened against any Seller or any of their respective Affiliates or any officers, managers, directors or employees of such Seller or any of their respective Affiliates, (i) with respect to or affecting the Business or the ownership, sale, lease or operation of any of the Purchased Assets; or (ii) which may affect any Seller's ability to perform its obligations under this Agreement. There is, and since December 31, 2012, there has been, no litigation, action, claim or proceeding, in law or in equity, or governmental investigation before any Governmental Authority pending or, to the Knowledge of Sellers, threatened against any person whom any Seller has agreed to indemnify with respect to matters subject to such indemnification. No Seller nor any of their respective Affiliates or any of its respective officers, managers, directors or employees is, or since December 31, 2012, has been, a party to, or bound by, any Order (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting the Business or the ownership, sale, lease or operation of any of the Purchased Assets. Neither Seller nor any of its respective Affiliates is, or since December 31, 2012, has been, in material default under any Order applicable to it or to the conduct of the Business or the ownership, sale, lease or operation of any of the Purchased Assets.

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5.12       Environmental.

(a)          Each Seller and its Affiliates is, and since December 31, 2012, has been, in compliance, in all material respects, with all Environmental Laws applicable to the Real Property, the Excluded Real Property and the Business.

(b)          There is no Environmental Claim pending or, to each Seller's Knowledge, threatened against any of Sellers or any of their respective Affiliates in respect of the Real Property, Excluded Real Property or the Business or, to each Seller's Knowledge, against any person whose liability for such Environmental Claims any Seller or any of its Affiliates has or may have retained or assumed either contractually or by operation of law.

(c)          None of the Sellers nor any of their respective Affiliates are subject to any Order pursuant to Environmental Laws in connection with the Real Property, the Excluded Real Property or the Business.

(d)          None of the Sellers nor any of their respective Affiliates are subject to any requirement to provide or demonstrate compliance with any financial assurance requirements pursuant to applicable Environmental Laws, including Environmental Laws applicable to the reclamation of mined lands, with respect to the Real Property, the Excluded Real Property or the Business.

(e)          Sellers have delivered or otherwise made available for inspection to Purchasers true, complete and correct copies and results of any reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments) studies, analyses, tests or monitoring in the possession of or reasonably available to Sellers and their respective Affiliates pertaining to: (i) any unresolved Environmental Claims; (ii) any Hazardous Materials in, on, beneath or adjacent to any Real Property, Excluded Real Property, or in connection with the Business; or (iii) each Seller's (and that of its Affiliates) compliance with Environmental Laws applicable to the Real Property, the Excluded Real Property or the Business.

5.13       Intellectual Property.

(a)          The conduct of the Business as presently conducted, and as conducted since December 31, 2012, (i) does not materially infringe, conflict with, misappropriate, or otherwise violate, and (ii) has not since December 31, 2012 materially infringed, conflicted with, misappropriated or otherwise violated any other person's Intellectual Property rights.

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(b)          To the Knowledge of Sellers, no person is materially infringing, misappropriating, or otherwise violating any Owned Intellectual Property.

(c)          Sellers and their respective Affiliates take reasonable measures to protect the confidentiality of all trade secrets included in the Purchased Assets.

(d)          No person (other than the Purchasers) will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Owned Intellectual Property.

5.14       Tax Matters.

(a)          Sellers and their respective Affiliates have filed all required Tax Returns and reports relating to the Purchased Assets and the Business. Sellers and their respective Affiliates have paid (or has made adequate provision for) all Taxes (including penalties and interest), withholdings and other governmental charges relating to the Purchased Assets and the Business (taking into account any extensions of time to file granted or obtained), and there are no unpaid Taxes, withholdings or other governmental charges which, if not paid, would cause a Purchaser to have any liability or affect the ability of either Purchaser to operate the Business as of the date hereof.

(b)          None of the Purchases Assets is (i) "tax-exempt use property" within the meaning of Section 168(h) of the Code; (ii) required to be treated by a Seller or its Affiliates as owned by another Person pursuant to the "safe harbor" leasing provision of former Section 168(f)(8) of the Internal Revenue Code of 1954; or (iii) required to be treated under any comparable foreign, state or local Tax provision similarly to one of the foregoing.

(c)          No waiver or extension of any statute of limitations as to any Tax matter relating to the Purchased Assets or the Business has been given by or requested from any Person.

5.15       No Consents. Except with respect to any filings necessary pursuant to the HSR Act, no notice to, Permit, consent, approval, order or authorization of, or filing, declaration or registration with, any Governmental Authority or other person, on the part of any Seller or any of its Affiliates, is required for or in connection with the execution or delivery of, or the performance of its obligations under this Agreement or any agreement contemplated by this Agreement or the consummation of any transaction contemplated hereby and thereby.

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5.16       Employee Matters.

(a)          No employee of any Seller or any of its Affiliates is a party to, or is otherwise bound by, any agreement, including any non-competition or proprietary rights agreement, between such employee and such Seller or any of its Affiliates (or, to such Seller's Knowledge, any other person) that materially adversely affects or will materially adversely affect the performance of that employee's duties or services to the applicable Purchaser following the Effective Time.

(b)          There presently are no workers' compensation claims, employment discrimination claims, overtime or other wage payment claims, or other claims, litigations, actions, arbitrations or proceedings alleging violation of Applicable Law pending against any Seller or any of its Affiliates with respect to employees, former employees, contractors or former contractors of the Business. Each Seller and its Affiliates has made all required payments to the relevant unemployment compensation reserve account with the appropriate Governmental Authority with respect to the employees of the Business.

(c)          For the purposes of this Agreement, any employment, change-in-control, termination or severance agreement, any group health and life insurance, pension, 401(k), profit-sharing, retirement, bonus, incentive, stock option and stock purchase, severance, welfare, compensation, fringe benefit and other employee benefit plans maintained by each Seller and its Affiliates for employees of the Business shall be referred to collectively as the "Employee Plans".

(d)          Other than the Tampa Plant CBA, no Seller nor any of its Affiliates is a party to, or otherwise bound by, any collective bargaining agreement or employee leasing agreement with respect to the employees of the Business, and there is not presently pending or, to any Seller's Knowledge, threatened with respect to the employees of the Business any: (i) strike, slowdown, picketing, work stoppage or employee grievance or arbitration process; (ii) charge, grievance proceeding, arbitration, litigation or other claim against or affecting any Seller or its Affiliates relating to the alleged violation of any Applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority; (iii) union certification representation or organizational activity or other labor or employment dispute against or affecting any Seller or its Affiliates or the Business; or (iv) application for certification of a collective bargaining agent.

(e)          To any Seller's Knowledge, no management-level or executive Affected Employee is in any respect in violation of any term of any employment contract, consulting contract, Restrictive Covenant, common law nondisclosure obligation, fiduciary duty, or other obligation relating: (i) to the Business; or (ii) to a former employer of any such employee relating (A) to the right of any such employee to work for the Business or (B) to the knowledge or use of trade secrets or proprietary information.

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(f)          The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any employment contract, consulting contract, collective bargaining agreement or any other labor-related contract applicable to the Business.

(g)          Each Seller and its Affiliates maintain Department of Transportation certifications for Affected Employees for which they are required and maintain true, correct and complete Form I-9s for all Affected Employees.

(h)          The Sellers and their respective Affiliates have complied with all applicable obligations under Executive Order 11246, including with respect to maintaining affirmative action plans.

5.17       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or any of their respective Affiliates.

5.18       Permits. Section 5.18 of the Disclosure Schedule contains a true, complete and correct list of, and each Seller is the authorized legal holder of, all Permits that are required in order for such Seller and its Affiliates to conduct the Business as presently conducted and as of immediately prior to the Effective Time and, to each Seller's Knowledge, any planned modifications or changes with respect to the operations of the Business, the Real Property and the Excluded Real Property. All of such Permits are in full force and effect and are valid and enforceable in accordance with their terms. Each Seller and each of its Affiliates is, and since December 31, 2012 has been, in material compliance with all terms and requirements of each such Permits to which it is subject. None of Sellers nor their respective Affiliates has received written notice that any Governmental Authority has instituted any proceedings for the cancellation, non-renewal or modification of any such Permits and, to the Knowledge of each Seller, no such proceedings are threatened. To each Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give any person the right to declare a default or exercise any remedy under, or to cancel, terminate or materially modify any such Permits to which a Seller and its Affiliates is subject.

5.19       Affiliate Transactions. Except as contemplated by this Agreement or set forth in Section 5.19 of the Disclosure Schedule, (i) there are no contracts, relating to the Business or included in the Purchased Assets between any Seller or any of their Affiliates, on the one hand, and any Affiliates, officers, or employees of such Seller and any of its Affiliates relating to the Business, on the other hand (other than employment agreements); and (ii) there are no outstanding amounts payable to or receivable from, or advances by or to any of Sellers' Affiliates, and none of the Sellers' or any of their respective Affiliates is otherwise a creditor or debtor in respect of the Business or the Purchased Assets.

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5.20       Insurance. The Purchased Assets have at all times been and will be until the Effective Time insured against accident, damage, injury, third party loss (including product liability claims), loss of profits and any other risk normally insured against by a prudent person operating the types of business operated by Sellers and their respective Affiliates and Sellers and their respective Affiliates have at all times effected such insurances as required by Applicable Law and any contract of the Business. Section 5.20 of the Disclosure Schedule sets forth, in reasonable detail, all policies of insurance covering the Purchased Assets or the Business ("Insurance Policies"), and each Seller or its respective Affiliates has maintained at all times during the course of the operation of the Businesses insurance policies of the types set forth therein. The Insurance Policies are in full force and effect and will be in full force and effect until the Effective Time. Neither of the Sellers nor its respective Affiliates has received any notice in writing, nor, to the Knowledge of Sellers, orally, from any insurer or agent of any intent to cancel or not to renew any Insurance Policy, that any Insurance Policy is no longer in effect, and there are no pending or, to the Knowledge of Sellers, threatened, claims against any Insurance Policy with respect to the Purchased Assets as to which the insurer has denied coverage or asserted a reservation of rights. All premiums have been paid when due and all premiums will have been paid up to and including immediately prior to the Effective Time with respect to the Insurance Policies. Neither of the Sellers nor its respective Affiliates is in default, in any material respect, under any Insurance Policy. No Insurance Policy limits have been exhausted or materially reduced, no insurance coverages have been placed with insolvent carriers, and there are no claims outstanding against insolvent carriers. Each Seller or its respective Affiliates has timely filed any claims against all Insurance Policies with the insurers with respect to all material matters and occurrences for which such Seller or their respective Affiliates may have coverage.

5.21       Material Customers and Suppliers. Section 5.21 of the Disclosure Schedule sets forth a true, correct and complete list of (a) the top ten (10) customers (other than Sellers or their respective Affiliates) of the Business (by revenue) (each a "Key Customer" and collectively "Key Customers"), and (b) the top ten (10) suppliers of each Business, in each case, since December 31, 2011 ("Key Suppliers"). Except as set forth on Section 5.21 of the Disclosure Schedule, no single Key Customer since December 31, 2011 has represented more than five percent (5%) of the revenue of the Business for each of the years ended December 31, 2012 and December 31, 2013. Since December 31, 2011, none of the Key Customers or Key Suppliers has canceled or otherwise terminated its relationship with the Business, and neither of the Sellers nor their respective Affiliates has received any written notice from any Key Customer or Key Supplier to the effect that any such Key Customer or Key Supplier intends to terminate or adversely modify its relationship with the Business.

5.22       Certain Business Practices. None of the Sellers nor any of their respective Affiliates or Representatives has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign, or state anti-corruption or anti-bribery Law or requirement applicable to any Seller or any of its Affiliates or the Business.

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5.23       Compliance with Laws. Each of the Sellers and their respective Affiliates is, and since December 31, 2012 has been, in material compliance with all Applicable Laws to which the Purchased Assets or the Business are subject (excluding federal, state or local laws, statutes and regulations relating to Environmental Laws). Since December 31, 2012, neither Seller nor any of their respective Affiliates has received written notice of any material violation of or any material non-compliance with any Applicable Law or Order, relating to the operation of the Business or to the Purchased Assets, or their operation, processes, results or products, nor do Sellers or any of their respective Affiliates have Knowledge of any such violation or potential liability, or directing any Seller or any of their respective Affiliates to take any material Remedial Action with respect to any Applicable Law or Order or otherwise, and no material deficiencies of the Purchased Assets have been asserted to any Seller or any of their respective Affiliates in writing by any Governmental Authority.

5.24       Sufficiency of the Purchased Assets. The Purchased Assets provide as of the date hereof, and will provide as of the Closing Date and immediately thereafter, Purchasers and their Affiliates with all assets, properties (including real property, personal property and tangible and intangible property), contracts, rights, and interests, other than the Excluded Assets, necessary for Purchasers to conduct the Business in all material respects as it is conducted as of the date hereof and will be conducted immediately prior to the Effective Time.

ARTICLE 6

Representations and Warranties of Purchasers

Purchasers, jointly and severally, hereby represent and warrant to Sellers that:

6.1         Organization and Standing.

(a)          Organization and Status. Each Purchaser is a limited liability company that is duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchasers' Guarantor is a sociedad anónima that is duly organized and validly existing under the laws of the Republic of Colombia. Each of the Purchasers has the limited liability company power and authority necessary to own, lease and operate its properties and otherwise to conduct its business as it is presently conducted and to enter into this Agreement and the other agreements to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder and thereunder. Purchasers' Guarantor has the sociedad anónima power and authority necessary to own, lease and operate its properties and otherwise to conduct its business as it is presently conducted and to enter into this Agreement and the other agreements to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder and thereunder. Each Purchaser and Purchasers' Guarantor has duly qualified as a foreign company, and is in good standing, under the laws of all jurisdictions where the nature of its business as it is presently conducted or the nature or location of the properties owned, leased or operated by it requires such qualification and where the failure to so qualify may have a material adverse effect on Purchasers or on the ability of the parties to consummate the transactions contemplated by this Agreement.

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(b)          Power and Authority. The execution, delivery and performance of this Agreement and the other agreements to be executed and delivered by each Purchaser and Purchasers' Guarantor pursuant to this Agreement and the consummation by each Purchaser and Purchasers' Guarantor of the transactions contemplated by, and other compliance with or performance under, them have been duly authorized by all necessary action on the part of either Purchaser or Purchasers' Guarantor, its governing body, and, if necessary, its owners, in compliance with Applicable Law, and no other corporate action or proceeding on the part of any Purchaser or Purchasers' Guarantor is necessary to authorize the execution, delivery and performance by such Purchaser or Purchasers' Guarantor of the Agreement or any other agreements to be executed and delivered by each any Purchaser or Purchasers' Guarantor pursuant to this Agreement, or the consummation by any Purchaser or Purchasers' Guarantor of the transactions contemplated hereby and thereby. Each Purchaser and Purchasers' Guarantor has full power and authority necessary to enter into, deliver and perform this Agreement and all other agreements, certificates, instruments and other documents to be executed, delivered or performed in connection with the transactions contemplated by this Agreement by such Purchaser or Purchasers' Guarantor.

6.2         No Violation. The execution and delivery by each Purchaser and Purchasers' Guarantor of this Agreement and the other agreements to be executed and delivered by such Purchaser or Purchasers' Guarantor pursuant to this Agreement and the consummation by such Purchaser or Purchasers' Guarantor of the transactions contemplated hereby and thereby do not and will not (a) conflict with, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of requirement of termination, modification, cancellation or acceleration of any obligation or to the loss of a material benefit under any of the terms, conditions or provisions of any material contract or other instrument or obligation to which such Purchaser or Purchasers' Guarantor is a party or by which any of its assets (including the Purchased Assets) may be bound (b) conflict with or violate the organizational documents of such Purchaser; or (c) conflict with or violate any Applicable Law or Order applicable to such Purchaser or Purchasers' Guarantor, or any of its assets.

6.3         No Consents. Except with respect to any filings necessary pursuant to the HSR Act and the Required Consents, no notice to, Permit, consent, approval, order or authorization of, or filing, declaration or registration with, any Governmental Authority or other person, on the part of either Purchaser, is required for or in connection with the execution or delivery of, or the performance of its obligations under this Agreement or any agreement contemplated by this Agreement or the consummation of any transaction contemplated hereby and thereby.

6.4         Enforceability. This Agreement has been duly executed and delivered by each Purchaser and Purchasers' Guarantor. This Agreement and the agreements and instruments contemplated by this Agreement to which any Purchaser or Purchasers' Guarantor is or will be a party or a signatory constitute, assuming the due execution and delivery of this Agreement and the agreements contemplated by this Agreement by the applicable Seller and Sellers' Guarantor, as applicable, legal, valid and binding obligations of such Purchaser or Purchasers' Guarantor, and are enforceable in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies.

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6.5         Brokers. Except for Credit Suisse Securities (USA), LLC, whose fees will be paid in accordance with Section 12.3, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of a Purchaser.

6.6         Financing. At Closing, Purchasers will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

ARTICLE 7

Pre-Closing Covenants

7.1         General. Each Seller and Purchaser will use its reasonable best efforts to take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all things necessary, proper, or advisable in order to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other party in connection with the foregoing (including (i) obtaining all waivers, consents, approvals and authorizations from the other parties to the Assumed Contracts, Leases, Licenses or other rights or commitments of any Seller or its Affiliates that are to be transferred or assigned to a Purchaser pursuant to this Agreement necessary or required under the terms of such Assumed Contracts, Leases, Licenses or other rights or commitments of any Seller or its Affiliates that are to be transferred or assigned to a Purchaser pursuant to this Agreement in connection with the transactions herein contemplated; (ii) obtaining all waivers, consents, approvals and authorizations that required to be obtained under Applicable Law in connection with the transactions herein contemplated; (iii) effecting all registrations and filings, if any, necessary to consummate the transactions contemplated by this Agreement, and (iv) satisfaction, but not waiver, of the Closing conditions set forth in Article 9 and Article 10 below).

7.2         Inspection. At all reasonable times prior to the Closing, Sellers shall, and shall cause their respective Affiliates to, give to Purchasers and their respective Representatives reasonable access during normal business hours to the facilities (including the Real Property and the Excluded Real Property), books, records, contracts, personnel, operating permits and other information of Sellers and their respective Affiliates relating to the Business and shall furnish to Purchasers and their respective Representatives such other information relating to the Business as Purchasers may reasonably request from time to time prior to the Closing. Purchasers and their respective Representatives shall be permitted to prepare such extracts from or to make such copies of such books and records relating to the Business as Purchasers may reasonably desire. Sellers and their respective Affiliates shall cooperate with such examinations and analysis and cause the Representatives of Sellers and their respective Affiliates to be reasonably available to Purchasers and their respective Representatives to discuss such matters. Notwithstanding the foregoing, Sellers' obligation pursuant to this Section 7.2 shall be subject to at all times to (i) compliance with applicable antitrust laws and regulations relating to the exchange of information; (ii) compliance with applicable laws protecting the privacy of employees and personnel files; and (iii) appropriate limitations on the disclosure of information to maintain the attorney-client privilege.

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7.3         Preservation of Business. With respect to the Business, prior to the Effective Time and except as otherwise permitted herein, Sellers shall, and shall cause their respective Affiliates to, use reasonable efforts to: (i) conduct the Business and operate the Business and Purchased Assets in the ordinary course consistent with past practices; (ii) preserve each Seller's corporate organization intact; (iii) keep available to Purchasers the services of the present employees of Sellers and their respective Affiliates in connection with the Business; (iv) preserve satisfactory relationships with vendors, creditors, lessors, distributors, suppliers, customers and others having business or regulatory relationships with the Business; (v) comply with all Applicable Laws with respect to the Business; (vi) pay in a timely manner consistent with past practices all accounts payable and expenses incurred in connection with the maintenance and operation of the Business; (vii) collect in a timely manner consistent with past practices all accounts receivable generated in connection with the operation of the Business; (viii) maintain Inventory, supplies and spare parts at customary operating levels consistent with past practices; (ix) replace in accordance with past practice any inoperable, worn out or obsolete assets with modern assets of comparable quality; (x) maintain books, accounts and records used in the operation of the Business in accordance with past practices; (xi) maintain all insurance policies in effect on the date hereof covering the Purchased Assets; and (xii) take such actions, deliver such notices and execute such other documents as necessary or convenient to renew any Lease for which the term thereof shall expire on or before the Closing Date or for which the term thereof expires after the Closing Date but the time period in which notice must be delivered to extend such Lease shall expire on or before the Closing Date. Sellers will promptly notify Purchasers in writing of any Material Adverse Change.

7.4         Actions Outside the Ordinary Course. Except as otherwise expressly provided in this Agreement, during the period between the date hereof and the Effective Time, Sellers shall not, and shall cause their respective Affiliates not to, without the prior written consent of Purchasers, with respect to the Business:

(a)          sell, assign, transfer, lease, sublease, license, abandon, fail to maintain, permit to lapse or otherwise dispose of, directly or indirectly, any portion of the Purchased Assets, except for sales of Product Inventory in the ordinary course of business consistent with past practice;

(b)          make any material change in the conduct or nature of any aspect of the Business, whether or not made in the ordinary course of business and whether or not the change would be a Material Adverse Change;

(c)          institute or amend any employee benefit program or fringe benefit program with respect to the employees of either Seller or its Affiliates who work in the Business;

(d)         enter into or modify any written employment agreement with any person who works in the Business;

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(e)          encumber (other than Permitted Encumbrances), mortgage, pledge or grant a Lien with respect to any of the Purchased Assets;

(f)          merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or person;

(g)          (i) modify, amend or terminate any Assumed Contract, except for modifications or amendments which are immaterial or as may be required to comply with Applicable Law; (ii) enter into any new contract that, if entered into prior to the date of this Agreement, would have been required to be listed on Schedule 2.2(f) except for purchase orders entered into in the ordinary course of business; (iii) enter into any material contract that would be breached by, or require the consent of any third party in order to continue in full force following the consummation of the transactions herein contemplated; (iv) enter into any material contract with any third party that can be terminated by such third party upon a change of control of the Business; or (v) waive, release or assign any material right or claim under any Assumed Contract;

(h)         fail to keep current and in full force and effect or renew any material Permit;

(i)          pay, discharge, settle or satisfy any claims or litigation against the Business for a settlement payment (i) in excess of Seventy Five Thousand Dollars ($75,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate; or (ii) relating to any claim by or litigation with an employee, other than in the case of clause (ii) bona fide settlements of claims or litigation in good faith and not intended as compensation to such employees;

(j)          enter into any consent decree or Order with respect to environmental matters;

(k)          make or commit to make capital expenditures (or any obligation or liability) in excess of Two Hundred Thousand Dollars ($200,000) individually or Four Hundred Thousand Dollars ($400,000) in the aggregate;

(l)           issue any communication to employees related to the transactions herein contemplated;

(m)         make or change any tax election with respect to the Business or any Purchased Asset;

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(n)          except as required by GAAP, make any material change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

(o)          negotiate or enter into any collective bargaining agreement or other contract with any labor organization or union or other employee organization;

(p)          waive, release, limit, or condition any Restrictive Covenant obligation of any Affected Employee or former employee of the Business;

(q)          (i) terminate (other than for cause) the employment of any Affected Employee; or (ii) hire, or otherwise transfer the employment of any individual, to become an Affected Employee; or

(r)          authorize or otherwise commit to take, any of the actions described in this Section 7.4.

7.5         Consents. In furtherance of Section 7.1, in each case where any Assumed Contracts, Leases, Licenses or other rights or commitments of any Seller or any of its Affiliates are to be transferred or assigned to a Purchaser but are either not transferable or assignable to such Purchaser, or cannot be purchased or assumed by such Purchaser pursuant to this Agreement, without the consent of the other parties to such Assumed Contracts, Leases, Licenses or other rights or commitments of any Seller or any of its Affiliates that are to be transferred or assigned to such Purchaser pursuant to this Agreement, Sellers will at their expense use commercially reasonable efforts to obtain, prior to the Closing Date, all such consents of such other party to the transfer of such Assumed Contracts, Leases, Licenses or other rights or commitments of any Seller or any of its Affiliates to the applicable Purchaser pursuant to this Agreement (including, promptly after the date hereof, submitting to the other parties to such Assumed Contracts, Leases, Licenses or other rights or commitments of any Seller or any of its Affiliates that are to be transferred or assigned to the applicable Purchaser pursuant to this Agreement documentation (in substance and form reasonably acceptable to the applicable Purchaser) seeking the written waiver, consent, approval and authorization of such other contracting parties to the transfer, assignment, novation or amendment of all applicable claims, rights, benefits and liabilities thereunder of Sellers and their respective Affiliates to the applicable Purchaser); provided, however, that in any case where required in writing by the other parties to such Assumed Contracts, Leases, Licenses or other rights or commitments of any Seller that are to be transferred or assigned to a Purchaser pursuant to this Agreement, the applicable Purchaser will expressly assume the future obligations of Sellers or any of their respective Affiliates under any such Assumed Contracts, Leases, Licenses or other rights or commitments of any Seller or any of its Affiliates that are to be transferred or assigned to such Purchaser pursuant to this Agreement to the extent that such liabilities and obligations did not arise out of a breach of such Assumed Contracts, Leases, Licenses or other rights or commitments of any Seller or any of its Affiliates that are to be transferred or assigned to Purchasers pursuant to this Agreement.

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7.6         Notice of Developments.

(a)          Between the date of this Agreement and the Closing, each of Sellers and Purchasers will give prompt written notice to the other party of (i) any material adverse event, fact, occurrence (or failure thereof) or development that such party becomes aware of which causes or would be reasonably likely to cause or constitute a breach of any of the representations and warranties in Article 5 and Article 6 above, as applicable, as of the Closing Date; (ii) the occurrence of any breach of any covenant by such Party (or such party's Affiliates) or the occurrence (or failure thereof) of any event that may make the satisfaction of the conditions in Article 9 or Article 10, as applicable, impossible or unlikely; (iii) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the transactions herein contemplated; (iv) any notice or other communication received from any person alleging that the consent of such person is or may be required in connection with the transactions herein contemplated, if the subject matter of such communication or the failure of such party to obtain such consent could be material to either Purchasers, Sellers or any of their respective Affiliates; and (v) any proceeding commenced or threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates which relate to this Agreement or the transactions herein contemplated. Except as provided in Section 7.6(b), such disclosure by any party pursuant to this Section 7.6(a), however, shall not be deemed to amend or supplement any schedule or cure any misrepresentation or breach of any warranty, representation, covenant, condition or agreement or limit or otherwise affect the remedies available hereunder to Purchasers.

(b)          Without limiting the generality of Section 7.6(a), Sellers shall provide Purchasers with written updates to the Disclosure Schedules promptly upon becoming aware of facts or circumstances that would cause any of Sellers' representations and warranties in Article 5 to be untrue or incomplete in any material respect (a "Disclosure Schedule Supplement"). Any disclosure in such Disclosure Schedule Supplement shall not be (i) deemed to have cured any inaccuracy in or breach of any representation or warranty of Sellers contained in this Agreement; or (ii) used for purposes of determining whether or not the conditions set forth in Article 9 have been satisfied; provided, however, that if a fact or circumstance as disclosed in such Disclosure Schedule Supplement would directly result in Purchasers having the right to terminate this Agreement in accordance with Section 11.1(b) prior to Closing and Purchasers do not elect to terminate this Agreement, then Purchasers shall be deemed to have irrevocably waived any right to post–Closing indemnification under Article 8 with respect only to such matter, and only to the extent of the specific disclosure, as provided in such Disclosure Schedule Supplement.

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7.7         Exclusivity. Sellers shall, and shall cause their respective Affiliates and the respective Representatives of Sellers and their respective Affiliates to, immediately cease (i) any and all discussions or negotiations with any person regarding any offer or proposal relating to any direct or indirect business combination transaction involving the Business or the Purchased Assets, including the merger or consolidation thereof or the sale of all or any portion of the Business or the Purchased Assets (other than in the ordinary course of business) or any joint venture or similar arrangement with respect to any parts of the Business (an "Acquisition Proposal"); (ii) furnishing to any Person any information with respect to an Acquisition Proposal; and (iii) cooperating with, assisting in, participating in, facilitating or encouraging an Acquisition Proposal. Until such time, if any, as this Agreement may be terminated pursuant to Section 11.1, Sellers shall not, and shall cause their respective Affiliates and the respective Representatives of Sellers and their respective Affiliates not to, (i) directly or indirectly solicit, initiate, encourage, facilitate or entertain any inquiries or making an Acquisition Proposal; or (ii) directly or indirectly discuss or negotiate with, provide any information to or consider the merits of any inquiries or proposals from any person relating to any Acquisition Proposal, or enter into any agreement regarding an Acquisition Proposal.

7.8         Risk of Loss and Casualty. All risk of loss with respect to the Purchased Assets shall remain with Sellers until the Effective Time and, assuming the occurrence of the Closing, shall pass to Purchasers immediately following the Effective Time, subject to the terms and conditions of this Agreement. If, prior to the Effective Time, any material damage to or loss of any of the Purchased Assets occurs due to fire, flood, riot, war, terrorism, theft, act of God or other casualty, or by reason of condemnation ("Casualty Event"), Sellers shall be required to provide Purchasers with prompt written notice of such Casualty Event and Purchasers may elect, within ten (10) Business Days of receipt of such notice, to either (i) terminate this Agreement if such Casualty Event results in a Material Adverse Change, in which event the parties shall have no further obligations or liabilities under this Agreement; or (ii) to reduce the Purchase Price by an amount equal to the sum of the reasonably estimated total cost necessary to repair or replace the damage or loss plus the reasonably estimated amount of lost profits that Purchasers will incur by reason of such damage or loss. The adjustments in accordance with this Section 7.8 are the exclusive adjustments to the Purchase Price to be made by reason of such occurrence for purposes of this Agreement.

7.9         Transfer Taxes. Any sales, use, transfer, real estate transfer, vehicle transfer, stamp, conveyance, value added or other similar Taxes that may be imposed by any Governmental Authority, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the purchase and sale of the Purchased Assets, the assignment of the Leases or otherwise on account of this Agreement or the transactions contemplated hereby (collectively, "Transfer Taxes"), will be borne by Purchasers, jointly and severally. Sellers and Purchasers shall file all necessary Tax Returns or other documentation with respect to all such Taxes. Sellers and Purchasers shall cooperate to obtain any available exemption with respect to such Taxes.

7.10       Regulatory and Other Authorizations; Notices and Consents.

(a)          To the extent not already filed and unless otherwise agreed by the parties, each of the parties hereto agree to use their reasonable best efforts to (i) file within three (3) Business Days after the date of this Agreement, any notification and report forms and related materials that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act; and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act.

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(b)          If reasonably requested by Purchasers, and if not prohibited to do so by the relevant Governmental Authority, the Sellers shall, upon reasonable notice, cause an informed representative thereof to attend any one or more meetings, either by phone or in person, with Purchasers before a Governmental Authority in support of fulfilling the conditions to the transactions contemplated by this Agreement. In connection with the parties' obligations under this Section 7.10, each party shall use its reasonable best efforts to ensure that the other parties are not prohibited by any Governmental Authority from participating in any meetings, discussions, negotiations, conferences or other communications with such Governmental Authority. Subject to and without limiting the parties' obligations under this Section 7.10, Purchasers shall have the right to direct the strategy regarding and make the final decision with respect to matters relating to interactions with a Governmental Authority contemplated by this Section 7.10.

(c)          In furtherance and not in limitation of the covenants of the parties contained in Section 7.1 and this Section 7.10, but subject to the limitations set forth in Section 7.10(e) below, each of Purchasers and Sellers shall use its reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Antitrust Law with respect to the transactions contemplated by this Agreement, and to avoid or eliminate any impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Termination Date (as defined in Section 11.1(b)), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of one or more of the Purchased Assets, (y) otherwise taking or committing to take actions that after the Closing would limit any Purchaser's and/or its Affiliates' or Subsidiaries' freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the Purchased Assets, and (z) agreeing to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or a Purchaser's or a Purchaser's Affiliates' or Subsidiaries' ability to operate or retain, any of the Purchased Assets; provided, however, that any action contemplated by clauses (x), (y) and (z) is conditioned upon the consummation of the transactions contemplated by this Agreement. To assist Purchasers in complying with their obligations set forth in this Section 7.10, Sellers shall, and shall cause their respective Affiliates to, enter into one or more agreements requested by Purchasers to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that limits the Sellers' freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the Purchased Assets (each, a "Divestiture Action"); provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action (a "Divestiture Agreement") shall be conditioned upon the Closing or satisfaction of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Purchasers have irrevocably committed to effect the Closing immediately following such Divestiture Action).

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(d)          In furtherance and not in limitation of the covenants of the parties contained in this Section 7.10, if any administrative or judicial action or proceeding is instituted by a Governmental Authority challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Purchasers and Sellers shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement at least until the Termination Date. Nothing in this Section 7.10 imposes any obligations on any party extending beyond the Termination Date, nor does this Section affect Purchasers' right to terminate pursuant to Section 11.1(b)(v).

(e)          Notwithstanding anything in this Agreement to the contrary, none of Purchasers or any of their respective Affiliates shall be required to agree to or proffer to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair Purchasers' or any of their respective Affiliates' ability to own or operate any assets of Purchasers or any of their respective affiliates or any assets used (or held for use) in connection with the production and distribution of Cement Products.

7.11       Press Releases. Prior to the Closing, no party shall issue any press release or other public announcement with respect to this Agreement or the transactions herein contemplated without the prior written consent of the other parties; provided, however, that nothing herein shall prohibit any party or its Affiliates from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required in connection with any filing with a Governmental Authority or otherwise required by Applicable Law applicable to it or its Affiliates, in which event the party making such determination shall, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

ARTICLE 8

Survival; Indemnification

8.1         Nature and Survival of Representations and Warranties and Covenants. The representations, warranties and related indemnities of the parties contained herein or in any certificate delivered or to be delivered pursuant to this Agreement shall survive the Closing and remain operative and in full force and effect for a period of eighteen (18) months after the Closing, except that (i) Section 5.14 (Tax Matters), Section 5.16 (Employee Matters) and the first sentence of Section 5.23 (Compliance with Laws) and related claims for indemnification shall survive the Closing and remain operative and in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations; (ii) Section 5.12 (Environmental) and related claims for indemnification shall survive the Closing and remain operative and in full force and effect for a period of thirty six (36) months after the Closing; and (iii) all representations and warranties contained in Section 5.1 (Organization and Standing), Section 5.3 (Enforceability), the second sentence of Section 5.8(a)(i) (Real Property), Section 5.9 (Title to Personal Property), Section 5.17 (Brokers), Section 6.1 (Organization and Standing), Section 6.4 (Enforceability) and Section 6.5 (Brokers) shall survive the Closing and remain operative and in full force and effect indefinitely. All covenants and agreements contained herein shall survive the Closing and remain operative and in full force and effect indefinitely unless the covenant or agreement specifies a term, in which case, such covenant and agreement shall survive the Closing and operative and in full force and effect for such specified term. Notwithstanding the preceding two sentences, if notice of a breach of representation, warranty, covenant or agreement shall have been given by the party seeking to be indemnified prior to the date on which such representation, warranty, covenant or agreement would otherwise terminate pursuant to this Section 8.1 then such representation, warranty, covenant or agreement (and related claims for indemnification) shall survive the time at which it would otherwise terminate pursuant hereto with respect to the subject matter contained in such notice until such claim is finally and duly resolved.

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8.2         Indemnity by Sellers. Sellers agree to jointly and severally indemnify, defend and hold harmless Purchasers and their respective Affiliates, Representatives, successors and assigns (the "Purchaser Indemnitees"), from and against any Loss suffered by the Purchaser Indemnitees arising out of, in connection with, relating to, or resulting from:

(a)          any breach of or failure to comply with any covenant or agreement made by a Seller in this Agreement;

(b)          any inaccuracy in, misrepresentation, or breach of any of the representations or warranties made by a Seller in this Agreement or in any schedule, exhibit or certificate delivered or to be delivered pursuant to this Agreement (other than with respect to the breach or inaccuracy of any of the representations and warranties set forth in Section 5.12 (Environmental), the indemnity for which shall be governed by Section 8.2(d) below);

(c)          the Excluded Assets or the Excluded Liabilities (including in each case the Identified Matters (up to the Identified Matters Cap), the Ongoing Remedial Actions, Environmental Conditions of the Excluded Real Property and the Off-Site Environmental Liabilities);

(d)          (i) any inaccuracy in, misrepresentation, or breach of any of the representations and warranties set forth in Section 5.12 (Environmental) or in any schedule, exhibit or certificate delivered or to be delivered pursuant to this Agreement; (ii) any Environmental Condition, even if not discovered until after the Closing (other than the Ongoing Remedial Actions, the Identified Matters and Environmental Conditions of the Excluded Real Property) found to exist for which Remedial Action is required in writing by any Governmental Authority; or (iii) any violation of any Environmental Law prior to the Effective Time that relates to the Real Property, the Excluded Real Property or the Business. Such Losses or claims, may sometimes be referred to herein as "Seller Environmental Liabilities" and any claim made pursuant to this Agreement by Purchaser Indemnitees with respect to such Seller Environmental Liabilities is an "Environmental Indemnification Claim;" and

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(e)          the employee and related liabilities set forth in Section 4.5(d).

Anything to the contrary in this Agreement notwithstanding, the indemnity provided in paragraph (d) above shall terminate and be of no further force and effect after the third (3rd) anniversary of the Closing Date, except that any matters with respect to which notice of a claim for indemnification has been provided to Sellers on or prior to the third (3rd) anniversary of the Closing Date, Sellers' indemnification obligation hereunder shall survive until such claim is finally resolved.

8.3         Indemnity by Purchasers. Purchasers agree to jointly and severally indemnify, defend and hold harmless Sellers or any of their respective Affiliates, Representatives, successors and assigns (the "Seller Indemnitees"), from and against any Loss suffered by the Seller Indemnitees arising out of, in connection with, relating to, or resulting from:

(a)          any breach of or failure to comply with any covenant or agreement made by a Purchaser in this Agreement;

(b)          any inaccuracy in, misrepresentation, or breach of any of the representations or warranties made by a Purchaser in this Agreement or in any schedule, exhibit or certificate delivered or to be delivered pursuant to this Agreement; and

(c)          the operation of the Business following the Effective Time, the Purchased Assets or the Assumed Liabilities.

8.4         Claims Procedure.

(a)          Notice. A party seeking indemnification pursuant to this Agreement (the "Indemnitee") shall, promptly after becoming aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under Section 8.2 or Section 8.3, as applicable, notify the party providing indemnification pursuant to this Agreement (the "Indemnitor") in writing ("Claim Notice") of the facts that are the basis of such Loss which the Indemnitee has determined has given rise to a right of indemnification under this Agreement ("Claim"); provided that any delay in providing such Claim Notice shall not relieve the Indemnitor of any indemnification responsibility under this Article 8 except to the extent, if any, that such delay materially prejudices the ability of the Indemnitor to defend against Losses in connection with Third Party Claims.

(b)          Third Party Claims. If any Claim relates to the assertion of any claim, the commencement of any suit, action or proceeding, the imposition of any penalty or assessment, or demand by a third party against any Seller Indemnitee or Purchaser Indemnitee ("Third Party Claim"), the Indemnitor will have thirty (30) days after receipt of such Claim Notice to elect to defend the Indemnitee against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee at the Indemnitor's expense so long as:

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(i)          the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnitee;

(ii)         the Indemnitor acknowledges its obligation to indemnify the Indemnitee under this Agreement with respect to the Thirty Party Claim;

(iii)        the Indemnitor conducts the defense of the Third Party Claim in good faith, actively and diligently; and

(iv)        the Indemnitor shall keep the Indemnitee promptly and reasonably informed of all information and communications related to the Third Party Claim.

(c)          So long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with Section 8.4(b):

(i)          the Indemnitee may retain separate co-counsel at its sole cost and expense (provided that the Indemnitor shall pay such costs and expenses if the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnitor and the Indemnitee and the Indemnitee shall have been advised by its counsel that there may be one or more legal defenses available to the Indemnitee which are not available to the Indemnitor, or available to the Indemnitor the assertion of which would be adverse to or in conflict with the interests of the Indemnitee) and the Indemnitor shall permit the Indemnitee and its separate co-counsel to participate in the defense of the Third Party Claim; and

(ii)         no Indemnitor will consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee, and no Indemnitee will consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor.

(d)          However, if the Indemnitor does not undertake the defense of a Third Party Claim in accordance with Section 8.4(b), the Indemnitor elects to undertake such defense, but fails to defend such Third Party Claim in good faith, actively and diligently, or the Indemnitee has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee:

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(i)          the Indemnitee shall keep the Indemnitor promptly and reasonably informed of all information and communications related to the Third Party Claim;

(ii)         the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim (but shall not have waived any right to indemnification therefor hereunder) in any manner it reasonably and in good faith may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, any Indemnitor in connection therewith) with counsel of its choosing at the cost and expense of the Indemnitor; and

(iii)        the Indemnitor will remain responsible for any Loss the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent provided in this Article 8.

(e)          Other Claims. For all other Claims other than a Third Party Claim, if the Indemnitor notifies the Indemnitee in writing that it does not dispute such Claim or fails to notify the Indemnitee in writing within thirty (30) days following receipt of the Claim Notice that it disputes such Claim, the Losses identified in the Claim Notice will be conclusively deemed a Loss of the indemnified parties under Section 8.2 or Section 8.3, as applicable, and the Indemnitor shall promptly pay the Indemnitee in immediately available funds to an account or accounts designated by the Indemnitee the amount of such Loss.

(f)          General. The Indemnitor and the Indemnitee agree to negotiate in good faith to attempt to reach a resolution of any disputed Claim in order to attempt to avoid resorting to dispute resolution or a court of competent jurisdiction for such resolution.

(g)         Environmental Indemnification Claims.

(i)          In addition to the preceding provisions of this Section 8.4 (other than Section 8.4(f), which this Section 8.4(g) shall supersede), the following provisions shall apply in connection with any Environmental Indemnification Claim or Excluded Liability that requires Remedial Action:

(1)         Sellers shall have the right, but not the obligation, to control such Remedial Action. Where a Seller has failed to exercise its right to control a Remedial Action in a reasonably timely and diligent manner, any Purchaser shall be entitled to serve notice of such failure on Sellers and to assume control of such Remedial Action if Sellers have not cured the matters set forth in such notice in a prompt manner (and in no event less than thirty (30) days after the date of such notice). For the avoidance of doubt, Purchasers' assumption of control of a Remedial Action shall not limit or otherwise affect Sellers' obligation or liability hereunder with respect to such matter.

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(2)         The party that assumes control of a Remedial Action hereunder (the "Controlling Party") will cause to be developed a plan of remediation (a "Remediation Plan"). The Remediation Plan shall provide for Remedial Action in a manner consistent with applicable Environmental Laws, including all guidelines and standards established by each Governmental Authority having jurisdiction with respect to the subject matter of the Remedial Action. The Remediation Plan and the implementation of the Remedial Action will minimize to the greatest extent practicable any disruption to the operations at the affected facility. Without limiting the foregoing, but subject to the provisions of this Clause (2) and Clause (3) below, the Remediation Plan shall not include the use of any deed restrictions or other institutional or engineering controls without the written approval of Purchasers (such approval not to be unreasonably withheld, delayed or denied). With respect to the Ongoing Remedial Actions, the Identified Matters and Environmental Conditions of the Excluded Real Property, the obligations of Sellers shall be based on reasonably cost-effective response actions that achieve Remediation Standards that are consistent with the current industrial use of the applicable Real Property and Excluded Real Property, that do not interfere with or limit Purchasers' operations (including reasonably anticipated future operations on the applicable Real Property, such as expansion of the existing business operations), and that satisfy the requirements of applicable Governmental Authorities and Environmental Laws ("Reasonably Cost-Effective Response Actions"). Sellers shall be responsible for obtaining (with cooperation from Purchasers) any permits required by a Governmental Authority in connection with performance of the Ongoing Remedial Actions. Sellers shall not be obligated for any additional costs or expenses with respect to the Ongoing Remedial Actions or the Identified Matters to the extent that such additional costs or expenses result from a modification in the use of such Real Property or Excluded Real Property such that the Real Property or Excluded Real Property is no longer primarily used for industrial purposes.

(3)         In the event that, under applicable Environmental Laws, the Remediation Plan must be approved by any Governmental Authority, Controlling Party shall not submit the Remediation Plan to the appropriate Governmental Authorities without first providing the other party (the "Non-Controlling Party") with a reasonable opportunity to review, comment and approve the Remediation Plan (such approval not to be unreasonably withheld, delayed or denied). If the parties cannot agree on the Remediation Plan, then either party may invoke dispute resolution pursuant to Section 8.4(h). Upon receipt by Controlling Party of all approvals required by the appropriate Governmental Authorities, Controlling Party may implement the Remediation Plan.

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(4)         In the event that, under applicable Environmental Laws, approval of the Remediation Plan is not required from any Governmental Authority, then, Controlling Party will, with reasonable promptness in light of the nature of the matter requiring Remedial Action, cause its environmental consulting firm to prepare a proposed Remediation Plan and will submit the proposed Remediation Plan to Non-Controlling Party. The proposed Remediation Plan will be final only when it has been approved in writing by both Controlling Party and Non-Controlling Party (such approval not to be unreasonably withheld, delayed or denied) or is established pursuant to the dispute resolution procedure described in Section 8.4(h). If Controlling Party and Non-Controlling Party have not approved a Remediation Plan in writing within sixty (60) days after initial submission to the Non-Controlling Party, Controlling Party and Non-Controlling Party will continue efforts to develop a mutually acceptable Remediation Plan, but either Controlling Party or Non-Controlling Party will also have the right to initiate the dispute resolution procedure in Section 8.4(h) in order to resolve any disagreement or dispute regarding the proposed Remediation Plan.

(5)         Whenever a Remediation Plan is approved in accordance with clause (3) or clause (4), above, Controlling Party shall promptly implement the Remediation Plan, complete the Remedial Action called for in such plan and seek any required determination from each Governmental Authority with jurisdiction or, if no such determination is required, the written certification of Controlling Party's environmental engineering consulting firm, and, if Non-Controlling Party so chooses, Non-Controlling Party's environmental engineering consulting firm, that no further Remedial Action is required with respect to the matter. Upon receipt of all such determinations or certifications, the Sellers shall have no further liability or obligation to the Purchaser Indemnitees with respect to the subject of such Remedial Action.

(6)         Subject to the provisions of this Section 8.4(g), the Purchasers and their respective Affiliates shall, upon receipt of reasonable prior notice by Seller, grant Sellers and their respective agents and representatives access as is reasonably required to the applicable Real Property and Excluded Real Property for Sellers to complete any required Remedial Actions; provided that Sellers' access to such Real Property or Excluded Real Property and implementation of the Remedial Action shall minimize to the extent reasonably practicable any disruption to the operations at the Real Property or Excluded Real Property. Sellers and Purchasers agree to cooperate with each other and act in good faith in effecting the intent of the provisions of this Section 8.4(g).

(ii)         Excluding matters requiring Remedial Action governed by Section 8.4(g)(i) above, Purchasers shall have the right to determine, either by and through its direct defense of a matter or by and through its participation in the defense of a matter assumed by Sellers, in their sole discretion, any or all of the following as they may arise in an Environmental Indemnification Claim: (A) the measures, methods or actions to be taken to correct or mitigate noncompliance with any Environmental Law after the Effective Time; or (B) resolution or settlement of any Third Party Claim if such resolution or settlement either would affect the manner in which the Business is conducted or any Real Property Excluded or Real Property is operated or used, excluding de minimis affects, or would increase Purchaser's exposure to or the likelihood of the assertion of additional Third Party Claims.

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(h)         Dispute Resolution for Environmental Claims.

(i)          If (A) under the provisions of Section 8.4(g)(i)(3) or Section 8.4(g)(i)(4), Sellers and Purchasers are unable to reach agreement on an appropriate Remediation Plan or if either of them disputes that any Remedial Action has been completed in accordance with a Remediation Plan approved pursuant to either Section 8.4(g)(i)(3) or Section 8.4(g)(i)(4), or (B) there is any dispute between the Indemnitee and the Indemnitor concerning any Environmental Indemnification Claim (either case, an "Environmental Dispute"), either may give written notice to the other of its intent to resolve the dispute pursuant to the dispute resolution procedures of this Section 8.4(h).

(ii)         An Environmental Dispute shall be settled by mediation and consultations between Sellers and Purchasers initiated upon the notice of either Sellers or Purchasers. The mediator shall be selected by Sellers and Purchasers; provided, however, that if Sellers and Purchasers do not agree within twenty (20) Business Days on the selection of a mediator, then either of Sellers or Purchasers may request that the AAA assign a mediator, in which event the mediation of the Environmental Indemnification Claim shall proceed promptly upon assignment of the mediator.

(iii)        In the event that Sellers or Purchasers are unable to resolve an Environmental Dispute within thirty (30) days after commencement of the mediation, then any such dispute shall be settled by final and binding arbitration administered by the AAA in accordance with its Commercial Rules then in effect, except as modified herein.

(1)         The arbitration shall be held in Wilmington, Delaware.

(2)         There shall be three (3) independent, impartial and experienced arbitrators, with environmental law and/or remediation expertise and additional expertise in the subject matter of the disputed Environmental Indemnification Claim, of whom Sellers shall appoint one (1), Purchasers shall appoint one (1) and the third of whom shall be appointed by the two (2) party-appointed arbitrators. The arbitrators shall determine the Environmental Dispute by applying the applicable Environmental Laws of the relevant jurisdiction and the terms of this Agreement, and the internal laws of the State of Delaware. The arbitrators shall not assess or award any punitive damages or consequential damages to the extent such damages are not the direct and reasonably foreseeable consequence of the relevant breach or were occasioned by special circumstances relating to the relevant indemnified party and shall set forth the reasons for the award in writing.

(3)         Each of Sellers or Purchasers shall bear its own costs, expenses and attorneys' fees in connection with the arbitration; provided that if court proceedings are required to stay litigation or compel arbitration, the Party who unsuccessfully brings or opposes such proceedings shall pay all reasonable associated costs, expenses and attorneys' fees in connection with such court proceedings.

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(iv)        The award of the arbitrators shall be final and binding on the parties, and may be enforced in any court of competent jurisdiction.

8.5         Limits on Indemnification Obligations. The obligation of Sellers and Purchasers to indemnify Purchaser Indemnitees and Seller Indemnitees, respectively, from and against any Losses pursuant to Section 8.2(b) and Section 8.2(d) and Section 8.3(b), respectively, shall be subject to the following limitations:

(a)          Sellers shall have no liability to the Purchaser Indemnitees under Section 8.2(b) or Section 8.2(d) for any Loss or series of related Losses that is less than seventy Five Thousand Dollars ($75,000). Claims under Section 8.2(b) or Section 8.2(d) for an otherwise indemnifiable Loss or series of related Losses that exceed such amount are referred to herein as "Eligible Claims." Furthermore, Sellers and Purchasers shall be liable to the Purchaser Indemnitees and the Seller Indemnitees, respectively, pursuant to Section 8.2(b) and Section 8.2(d) and Section 8.3(b), respectively, only to the extent the aggregate amount of Losses from all claims (except that in the case of Sellers' liability to the Purchaser Indemnitees, only to the extent of Losses from Eligible Claims) exceeds one-half percent (0.5%) of the Purchase Price (the "Basket"), at which time Sellers or Purchasers, as applicable, shall be obligated to indemnify the Purchaser Indemnitees or Seller Indemnitees, as applicable, from and against all Losses in excess of the Basket, but subject to the Cap (as such term is defined in Section 8.5(b) below); provided that such limitation shall not apply, in the case of Sellers, to any breach of or failure to comply with any covenant or agreement made by a Seller in this Agreement, the Excluded Assets, the Excluded Liabilities, the employee and related liabilities set forth in Section 4.5(d), or inaccuracies, misrepresentations or breaches of the representations and warranties contained in Section 5.1 (Organization and Standing), Section 5.3 (Enforceability), the second sentence of Section 5.8(a)(i) (Real Property), the first sentence of Section 5.9 (Title to Personal Property), Section 5.14 (Tax Matters) and Section 5.17 (Brokers), and, in the case of Purchasers, to the operation of the Business following the Effective Time, the Purchased Assets, the Assumed Liabilities, any breach of or failure to comply with any covenant or agreement made by a Purchaser in this Agreement or inaccuracies, misrepresentations or breaches of the representations and warranties contained in Section 6.1 (Organization and Standing), Section 6.4 (Enforceability) and Section 6.5 (Brokers); and

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(b)          the aggregate amount of all payments required to be made by Sellers and the Purchasers, as applicable, in satisfaction of claims of the Purchaser Indemnitees or Seller Indemnitees, as applicable, pursuant to Section 8.2(b), Section 8.2(d) and Section 8.3(b), respectively, shall not exceed twelve percent (12%) of the Purchase Price (the "Cap"); provided that such limitation shall not apply, in the case of Sellers, to any breach of or failure to comply with any covenant or agreement made by a Seller in this Agreement, the Excluded Assets, the Excluded Liabilities, the employee and related liabilities set forth in Section 4.5(d), or inaccuracies, misrepresentations or breaches of the representations and warranties contained in Section 5.1 (Organization and Standing), Section 5.3 (Enforceability), the second sentence of Section 5.8(a)(i) (Real Property), the first sentence of Section 5.9 (Title to Personal Property), Section 5.14 (Tax Matters) and Section 5.17 (Brokers), and, in the case of Purchasers, to the operation of the Business following the Effective time, the Purchased Assets, the Assumed Liabilities, any breach of or failure to comply with any covenant or agreement made by a Purchaser in this Agreement or inaccuracies, misrepresentations or breaches of the representations and warranties contained in Section 6.1 (Organization and Standing), Section 6.4 (Enforceability) and Section 6.5 (Brokers).

8.6         Exclusive Remedy. Except as otherwise provided in Section 4.6 and Section 12.14, the indemnity provided for in this Article 8 shall be the sole and exclusive remedy of Purchasers or Sellers, as the case may be, after the Closing Date for any inaccuracy in, misrepresentation or breach of any representation or warranty made herein or in any schedule, exhibit or certificate delivered pursuant hereto or any breach of or failure to comply with any covenant or agreement made herein; provided that nothing herein shall operate to limit the common law liability of any Seller to Purchasers for fraud in the event such Seller is finally determined by a court of competent jurisdiction to have willfully and knowingly committed fraud against any Purchaser, with the specific intent to deceive and mislead any Purchaser, regarding the representations and warranties made herein or in any schedule, exhibit or certificate delivered pursuant hereto.

8.7         Set-Offs Against Indemnities. Any indemnity payment required to be made by an Indemnitor to an Indemnitee in connection with a Loss pursuant to this Article 8 shall be reduced by an amount equal to any insurance proceeds, warranty or third-party indemnity payments realized by and paid to the Indemnitee, less any related costs and expenses, including the aggregate cost of pursuing any related insurance, warranty or third-party indemnity claims. The Indemnitee shall use commercially reasonable efforts to file claims with applicable insurers or make claims against any other applicable third party who is obligated to indemnify Indemnified Party with respect to any claim for which it is seeking indemnification pursuant to this Article 8.

8.8         Limits on Punitive and Consequential Damages. Purchasers and Sellers agree that neither party shall seek, nor shall either party be entitled to, punitive damages or consequential damages to the extent such damages are not the direct and reasonably foreseeable consequence of the relevant breach or were occasioned by special circumstances relating to the relevant indemnified party as to any matter relating to this Agreement or the transactions contemplated by hereby or thereby; provided, however, that this provision shall in no way limit the rights or obligations of the Parties with respect to any such damages included in any Third Party Claim.

8.9         Adjustments to Purchase Price. All indemnification payments under this Article 8 shall be treated as adjustments to the Purchase Price for all federal Tax purposes.

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ARTICLE 9

Conditions to Closing Applicable to Purchasers

The obligations of Purchasers hereunder (including the obligation of Purchasers to consummate the transactions herein contemplated) are subject to the satisfaction, at or prior to Closing, of the following conditions, any one or more of which may be waived by Purchasers at their option:

9.1         Deliveries. Sellers shall have complied with all of the delivery requirements set forth in Section 3.2 of this Agreement.

9.2         Accuracy of Representations and Warranties. The representations and warranties set forth in Section 5.1 (Organization and Standing), Section 5.3 (Enforceability), the second sentence of Section 5.8(a)(i) (Real Property), the first sentence of Section 5.9 (Title to Personal Property) and Section 5.17 (Brokers) shall be true and correct as of the date hereof and shall be true and correct at and as of the Closing Date (with the same force and effect as if made anew on and as of the Closing Date) (unless such representations and warranties expressly relate to an earlier date or are made on as of the date hereof, in which case, such representations and warranties shall have been true and correct only as of such earlier date or as of the date hereof, as the case may be). The representations and warranties set forth in Article 5 (other than those set forth in Section 5.1 (Organization and Standing), Section 5.3 (Enforceability), the second sentence of Section 5.8(a)(i) (Real Property), the first sentence of Section 5.9 (Title to Personal Property) and Section 5.17 (Brokers)) shall be true and correct as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date (with the same force and effect as if made anew on and as of the Closing Date) (unless such representations and warranties expressly relate to an earlier date or are made on as of the date hereof, in which case, such representations and warranties shall have been true and correct only as of such earlier date or as of the date hereof, as the case may be), except to the extent that such representations and warranties are qualified by the terms "material" or "material adverse effect" or similar qualifiers, in which case such representations and warranties (as so written, including the terms "material" and "material adverse effect" or similar qualifiers) shall be true and correct in all respects at and as of the Closing Date.

9.3         Performance. Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing.

9.4         No Material Adverse Change. No Material Adverse Change shall have occurred since the date of this Agreement.

9.5         No Proceedings. No proceeding or formal investigation shall have been commenced or threatened by any Governmental Authority or by any other person with respect to any of the transactions contemplated by this Agreement.

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9.6         HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and Sellers and Purchasers shall have made or obtained or received all other authorizations, consents, Orders, declarations, filings, and approvals of each Governmental Authority referred to in Section 5.15 and Section 6.3.

9.7         No Injunction. No Governmental Authority shall have issued an Order and no Applicable Law shall have been enacted which is then in effect which has the effect of enjoining, restraining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

9.8         Title Policies. At or prior to the Closing, Sellers shall have (a) satisfied, or caused to have been satisfied, the Title Requirements (as defined below) with respect to the Newberry Cement Plant and the Tampa Cement Plant, as applicable, and (b) at the Closing, Sellers shall have caused the Title Company to issue 2006 ALTA owner's title insurance policies or leasehold title insurance policies, as applicable (which title policies may be evidenced by marked or pro forma title policies dated as of the Closing Date) in accordance with the Title Commitments insuring that the entire fee simple (or combination of fee simple and leasehold estate) title to each of the Newberry Cement Plant and Tampa Cement Plant, as applicable, is vested in the applicable Purchaser, subject only to the Permitted Encumbrances, with such endorsements requested by Purchasers as specified on Schedule 9.8 and with coverage in amounts designated by Purchasers, at Purchaser's sole cost and expense (each, a "Title Policy"). For the purposes of this Agreement, "Title Requirements" means the satisfaction or deletion of the items described on Schedule 9.8; provided, however, than in no event will the Title Requirements include delivery of a survey or deletion of the exception on Schedule B-2 for any matters which would be disclosed by an accurate survey.

ARTICLE 10

Conditions to Closing Applicable to Sellers

The obligations of Sellers hereunder (including the obligation to consummate the transactions herein contemplated) are subject to the satisfaction, at or prior to Closing, of the following conditions, any one or more of which may be waived by Sellers at their option:

10.1       Deliveries. Purchasers shall have complied with all of the delivery requirements set forth in Section 3.3.

10.2       Accuracy of Representations and Warranties. The representations and warranties set forth in Section 6.1 (Organization and Standing), Section 6.4 (Enforceability) and Section 6.5 (Brokers) shall be true and correct as of the date hereof and shall be true and correct at and as of the Closing Date (with the same force and effect as if made anew on and as of the Closing Date) (unless such representations and warranties expressly relate to an earlier date or are made on as of the date hereof, in which case, such representations and warranties shall have been true and correct only as of such earlier date or as of the date hereof, as the case may be). The representations and warranties set forth in Article 6 (other than those set forth in Section 6.1 (Organization and Standing), Section 6.4 (Enforceability) and Section 6.5 (Brokers)) shall be true and correct as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date (with the same force and effect as if made anew on and as of the Closing Date) (unless such representations and warranties expressly relate to an earlier date or are made on as of the date hereof, in which case, such representations and warranties shall have been true and correct only as of such earlier date or as of the date hereof, as the case may be), except to the extent that such representations and warranties are qualified by the term "material" or similar qualifiers, in which case such representations and warranties (as so written, including the term "material" or similar qualifiers) shall be true and correct in all respects at and as of the Closing Date.

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10.3       Performance. Purchasers shall have performed all of their covenants hereunder in all material respects through the Closing.

10.4       No Proceedings. No proceeding or formal investigation shall have been commenced by any Governmental Authority or by any other person or entity with respect to any of the transactions contemplated in this Agreement.

10.5       HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and Sellers and Purchasers shall have made or obtained or received all other authorizations, consents, Orders, declarations, filings, and approvals of each Governmental Authority referred to in Section 5.15 and Section 6.3.

10.6       No Injunction. No Governmental Authority shall have issued an Order and no Applicable Law shall have been enacted which is then in effect which has the effect of enjoining, restraining, making illegal or otherwise prohibiting the consummation of the transactions herein contemplated.

ARTICLE 11

Termination

11.1       Termination of Agreement. Notwithstanding anything contained in this Agreement to the contrary:

(a)          Purchasers and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)          Purchasers may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing in the event (i) Sellers have breached any representation, warranty, or covenant contained in this Agreement in any material respect, Purchasers have notified Sellers of the breach in writing, and the breach has continued without cure for a period of ten (10) days after the notice in writing of breach (except no cure period shall be provided for a breach which by its nature cannot be cured); (ii) any Seller has given any Purchaser any notice of a Material Adverse Change pursuant to Section 7.3 (Preservation of Business); (iii) any Seller has given any Purchaser any notice pursuant to Section 7.6 (Notice of Developments) and the event that is the subject of the notice is a Material Adverse Change; (iv) any Seller has given any Purchaser any notice pursuant to Section 7.8 (Risk of Loss and Casualty) and the event that is the subject of the notice is a Material Adverse Change; or (v) the Closing shall not have occurred on or before September 30, 2014 (the "Termination Date") (unless the failure results primarily from Purchasers themselves breaching any representation, warranty, or covenant contained in this Agreement);

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(c)          Sellers may terminate this Agreement by giving written notice to Purchasers at any time prior to the Closing in the event (i) Purchasers have breached any representation, warranty, or covenant contained in this Agreement in any material respect, Sellers have notified Purchasers of the breach in writing, and the breach has continued without cure for a period of ten (10) days after the notice in writing of breach (except no cure period shall be provided for a breach which by its nature cannot be cured); or (ii) the Closing shall not have occurred on or before the Termination Date (unless the failure results primarily from any Seller itself breaching any representation, warranty, or covenant contained in this Agreement); and

(d)          Purchasers or Sellers may terminate this Agreement if there shall have been entered a final, nonappealable Order of any Governmental Authority enjoining, restraining, making illegal or otherwise prohibiting the consummation of the transactions herein contemplated.

11.2       Effect of Termination. Each party's right of termination under Section 11.1 is in addition to any other right it may have under this Agreement (including under Section 12.14) or otherwise, and the exercise of a party's right of termination will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 11.1, this Agreement will terminate and be of no further force or effect and there will be no Liability on the part of any party hereto, and the transactions contemplated herein shall be abandoned without further action by the parties; provided, however, that (i) Section 4.6, this Section 11.2 and Article 12 will survive the termination of this Agreement and will remain in full force and effect; and (ii) the termination of this Agreement will not relieve any party for Liability for such party's fraud, willful misconduct or intentional breach of this Agreement prior to such termination.

ARTICLE 12

General Provisions

12.1       Notices. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if (i) delivered in person; (ii) sent by overnight courier service (with all fees prepaid); or (iii) given by telecopy, electronic transmission or other similar means (followed with a confirmation by overnight courier service (with all fees prepaid)), as follows:

Notices to any Seller:	Florida Rock Industries, Inc. and Florida Cement, Inc.
155 East 21st Street
Jacksonville, Florida 32206
Facsimile: 904-355-0469
Email: hillt@vmcmail.com
Attention: Senior Vice President, South Region

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with a copy to:	Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Facsimile: 205-298-2960
Email: millsm@vmcmail.com
Attention: General Counsel

and a copy to:	Bradley Arant Boult Cummings LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, Alabama 35203
Facsimile: 205-521-8800
Email: dfranklin@babc.com
Attention: Denson N. Franklin III

Notices to Sellers'
Guarantor:	Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Facsimile: 205-298-2960
Email: millsm@vmcmail.com
Attention: General Counsel

with a copy to:	Bradley Arant Boult Cummings LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, Alabama 35203
Facsimile: 205-521-8800
Email: dfranklin@babc.com
Attention: Denson N. Franklin III

Notices to any Purchaser:	Argos Cement LLC and Argos Ready Mix LLC
3015 Windward Parkway
Suite 300
Alpharetta, Georgia 30005
Facsimile: 281-759-6371
Email: eflesch@argos-us.com
Attention: President

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: 917-777-2545
Email: paola.lozano@skadden.com
Attention: Paola Lozano

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Notices to Purchasers'
Guarantor:	Cementos Argos S.A.
Calle 7d no. 43A-99
Piso 10, Torre Almagran
Medellin, Colombia
Attention: Juan Luis Munera

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: 917-777-2545
Email: paola.lozano@skadden.com
Attention: Paola Lozano

Any such notice, request, demand or other communication shall be deemed to be given if delivered in person, on the date delivered, if sent by overnight courier service, on the first Business Day after the date sent as evidenced by the date of the bill of lading, or if given by telecopy, electronic transmission or other similar means (followed with a confirmation by overnight courier service (with all fees prepaid)), when sent; and shall be deemed received if delivered in person, on the date of personal delivery, if sent by overnight courier service, on the first Business Day after the date sent, of given by telecopy, electronic transmission or other similar means (followed with a confirmation by overnight courier service (with all fees prepaid)), when sent. Any notice, request, demand or other communication shall be given to such other Representative or at such other address as a party to this Agreement may furnish to the other parties in writing pursuant to this Section 12.1.

12.2       No Third Party Beneficiaries. This Agreement, including Section 4.5, shall not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns; provided, however, it is specifically intended that the Seller Indemnitees and Purchaser Indemnitees (with respect to Article 8 from and after the Closing) are third party beneficiaries.

12.3       Expenses. Except as expressly provided herein, each party shall pay its own legal fees and costs and all other costs and expenses incurred in connection with the transactions contemplated hereby and the performance of its obligations hereunder regardless of whether the transactions are ultimately consummated; provided that the applicable filing fees under the HSR Act will be borne by Purchasers, jointly and severally.

12.4       Waiver of Jury Trial. Each of the parties irrevocably waives any right to a jury trial with respect to any matter arising out of or in connection with this Agreement or any Ancillary Agreement. If any party seeks to enforce its right to indemnification under this Agreement for any Loss resulting from a Third Party Claim by joining another party to a judicial proceeding before a jury in which such third party is a party, the parties shall request the court to try the claims between the parties to this Agreement without submitting the matter to the jury.

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12.5       Assignment; Successors in Interest. This Agreement shall be binding upon the parties to this Agreement and their respective successors and assigns, shall inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns (and to or for the benefit of no other person, whether an employee or otherwise, whatsoever), and any reference to a party to this Agreement shall also be in reference to a successor or assign. The foregoing notwithstanding, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that any Purchaser may assign either this Agreement or any of its rights, interests, or obligations hereunder to one or more of such Purchaser's Affiliates without such consent of the other parties hereto. No assignment shall relieve the assigning party of its obligations hereunder.

12.6       Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be interpreted and construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.7       Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware, without regard to its laws governing conflicts of law. The parties, however, understand and agree that the documents of conveyance of real property and the transfer and assignment of leases of real property shall be governed by the laws of the jurisdiction where the real property is located.

12.8       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by telecopy, electronic transmission or other similar means shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12.9       Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all of the terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.

12.10     Exhibits and Schedules. Each exhibit and schedule referred to in this Agreement, each attachment to any exhibit or schedule, and each other attachment to this Agreement is hereby incorporated by reference into this Agreement and is made a part of this Agreement as if set out in full in the first place that reference is made to it.

12.11     Entire Agreement. This Agreement, which is deemed to include all exhibits, schedules, documents, agreements and certificates delivered pursuant to the terms hereof, and the Confidentiality Agreement embody the entire agreement of the parties hereto and their respective Affiliates with respect to the subject matter hereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, whether expressed or implied, by any Representative of any party hereto or any of their respective Affiliates with respect thereto.

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12.12     Amendment; Waiver. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each party hereto. Any provision hereof may be waived, but only in a writing signed by the party against whom such waiver is sought to be enforced. The granting of any waiver with respect to any failure to comply with any provision of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any provision of this Agreement.

12.13     EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES; RELATIONSHIP BETWEEN THE PARTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF EACH OF THE PARTIES THAT NO PARTY IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OTHER THAN THOSE SET FORTH IN THIS AGREEMENT (INCLUDING THE EXHIBITS, SCHEDULES AND DISCLOSURE SCHEDULES ATTACHED HERETO) AND THE OTHER DOCUMENTS AND CERTIFICATES EXECUTED IN CONNECTION HEREWITH, AND NO PARTY IS RELYING ON ANY STATEMENT, REPRESENTATION OR WARRANTY, ORAL OR IMPLIED, MADE BY ANY OTHER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT (INCLUDING THE EXHIBITS, SCHEDULES AND DISCLOSURE SCHEDULES ATTACHED HERETO) AND THE OTHER DOCUMENTS AND CERTIFICATES EXECUTED IN CONNECTION HEREWITH.

12.14     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof, that the remedies available to the parties at law alone would be an inadequate remedy for such breach, and that the parties shall be entitled to seek equitable remedies, including injunctive relief to enforce the covenants contained herein and specific performance of the terms hereof, without the requirement of proving any actual damages or posting any bond, in addition to any other right or remedy provided for in this Agreement or otherwise available to the parties.

12.15     Bulk Sales Law. Subject to Section 4.7, Purchasers hereby waive compliance by Sellers, in connection with the transactions contemplated by this Agreement, with the provisions of any applicable bulk sales law.

12.16     Tax-Deferred Exchange. Sellers may elect by written notice to Purchasers, on or before the Closing Date, to effect a tax-deferred exchange under Section 1031 of the Code of all or part of the Purchased Assets, provided that such election does not impede or delay the consummation of the transactions contemplated by this Agreement and does not alter the kind or amount of consideration paid by Purchasers hereunder. If Sellers so elect, Purchasers shall use commercially reasonable efforts to cooperate with Sellers and will execute escrow instructions, documents, agreements, or other instruments, as reasonably requested to effect the exchange. Sellers may assign their rights and delegate their duties hereunder to an exchange intermediary that they select, as may be necessary to effect a tax-deferred exchange. Sellers shall reimburse Purchasers for all out-of-pocket expenses and any other Losses incurred by Purchasers as a result of an election by Sellers under this Section 12.16. In no event shall Purchasers be liable to Sellers for any amount if the exchange fails to qualify as a tax-deferred exchange under Section 1031 of the Code for whatever reason.

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12.17     Submission to Jurisdiction. Subject to Section 2.7(d), Section 2.9(b), and Section 8.4(h), each of the parties submits to the jurisdiction of the Delaware Court of Chancery or, if for any reason such court does not have jurisdiction, to the state and U.S. federal courts located in Delaware (the "Delaware Courts"), in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in such courts. In any such action, each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Delaware Court; and each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 12.1, or in any other manner permitted by law. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

12.18     Guarantees.

(a)          Sellers' Guarantor hereby unconditionally, absolutely, continuingly and irrevocably guarantees to Purchasers the timely payment and performance by Sellers of all of the obligations and liabilities of Sellers arising under or in connection with this Agreement. Sellers' Guarantor further agrees that if a Seller shall fail to pay in full when due any of such Seller's obligations hereunder, Sellers' Guarantor shall promptly pay the same, at the place and in the manner specified herein. Sellers' Guarantor's liabilities shall in no way be impaired, affected, reduced or released by reason of (i) the failure or delay by Purchasers or any other person in pursuing any remedies or recourse against a Seller provided for in this Agreement; or (ii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of a Seller or the marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings or any other inability to pay or perform affecting, a Seller or any of its assets.

(b)          Purchasers' Guarantor hereby unconditionally, absolutely, continuingly and irrevocably guarantees to Sellers the timely payment and performance by Purchasers of all of the obligations and liabilities of Purchasers arising under or in connection with this Agreement. Purchasers' Guarantor further agrees that if a Purchaser shall fail to pay in full when due any of such Purchaser's obligations hereunder, Purchasers' Guarantor shall promptly pay the same, at the place and in the manner specified herein. Purchasers' Guarantor's liabilities shall in no way be impaired, affected, reduced or released by reason of (i) the failure or delay by Sellers or any other person in pursuing any remedies or recourse against a Purchaser provided for in this Agreement; or (ii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of a Purchaser or the marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings or any other inability to pay or perform affecting, a Purchaser or any of its assets.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.

SELLERS:

FLORIDA ROCK INDUSTRIES, INC.

By:	/s/ J. Thomas Hill
Name: J. Thomas Hill
Title: President

FLORIDA CEMENT, INC.

By:	/s/ Danny R. Shepherd
Name: Danny R. Shepherd
Title: Chairman

SELLERS' GUARANTOR:

VULCAN MATERIALS COMPANY

By:	/s/ Donald M. James
Name: Donald M. James
Title: Chairman and CEO

PURCHASERS:

ARGOS CEMENT LLC

By:	/s/ Eric Flesch
Name: Eric Flesch
Title: President

ARGOS READY MIX LLC

By:	/s/ Eric Flesch
Name: Eric Flesch
Title: President

PURCHASERS' GUARANTOR:

CEMENTOS ARGOS S.A.

By:	/s/ Jorge Velasquez
Name: Jorge Velasquez
Title: CEO

HARPER BROS. INC.*

By:	/s/ J. Thomas Hil
Name: J. Thomas Hill
Title: President

* Harper Bros. Inc. is a party hereto only for the limited purposes of delivering an Excluded Real Property Lease under Section 3.2(f) for the Green Meadows site and making the representations and warranties in Sections 5.8 and 5.12 with respect to the Green Meadows site. The Green Meadows site is one of the parcels of Excluded Real Property.

INDEX OF ANNEXES, SCHEDULES AND EXHIBITS

ANNEXES

Annex 1.2	–	Definitions

SCHEDULES

Schedule 1.1(a)	–	Florida Ready Mix Locations
Schedule 1.1(b)	–	Georgia Ready Mix Locations
Schedule 1.1(c)	–	Block Business
Schedule 2.2(a)	–	Owned Real Property
Schedule 2.2(b)	–	Leased Real Property
Schedule 2.2(c)	–	Machinery and Equipment
Schedule 2.2(f)	–	Assumed Contracts
Schedule 2.2(h)	–	Licenses
Schedule 2.2(l)	–	Owned Intellectual Property
Schedule 2.2(m)	–	Telephone and Facsimile Numbers
Schedule 2.3(a)	–	Excluded Real Property
Schedule 2.3(h)	–	Certain Prepaid Expenses and Advance Payments
Schedule 2.3(i)	–	Other Excluded Assets
Schedule 2.5	–	Other Excluded Liabilities
Schedule 2.7(b)	–	Inventory Types
Schedule 3.2(f)	–	Property Subject to Excluded Real Property Leases
Schedule 3.2(p)	–	Property Subject to Restricted Property Agreement
Schedule 4.2	–	Permits to be Assigned Before Closing
Schedule 4.5(f)	–	Severance
Schedule 4.8	–	Insurance
Schedule 4.12	–	Identified Matters
Schedule 4.14	–	Intercompany Accounts
Schedule 9.8	–	Title Requirements

EXHIBITS

Exhibit A	–	Bills of Sale
Exhibit B	–	Assignment and Assumption Agreements
Exhibit C	–	Trademark Assignment
Exhibit D	–	Warranty Deeds
Exhibit E	–	Lease Assignments
Exhibit F	–	Excluded Real Property Leases
Exhibit G	–	Supply Agreement
Exhibit H	–	Transition Services Agreement
Exhibit I	–	Cement Swap Letter Agreement
Exhibit J	–	Required Consents
Exhibit K	–	Restricted Property Agreement
Exhibit L	–	Business Goodwill and Value Protection Agreement

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Annex 1.2

Definitions

"Affiliate" or person "affiliated" with a specified person, means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the persons specified.

"Ancillary Agreements" means, collectively, the Supply Agreement, the Transition Services Agreement, the Cement Swap Letter Agreement, the Restricted Property Agreement, and the Business Goodwill and Value Protection Agreement.

"Antitrust Law" means the HSR Act, the Clayton Act of 1914, the Sherman Antitrust Act of 1890, the Federal Trade Commission Act and any other United States or foreign, supranational, federal or state laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including any applicable merger control rules.

"Applicable Law" means all applicable provisions of any constitution, statute, law (including common law), ordinance, code, rule, regulation, requirement, treatise, Order, release, license, permit, stipulation or other official pronouncement enacted or issued by any Governmental Authority or arbitrator or arbitration panel.

"Benefit Plan" means each Pension Plan, Multiemployer Plan, Welfare Plan and Other Benefit Plan described in Section 5.16 of the Disclosure Schedule.

"Business Day" means any day that is not a Saturday, Sunday, legal holiday or any other day on which commercial banks are required or authorized by law to be closed in Birmingham, Alabama, New York, New York or Colombia.

"Cement Products" means cement and blended cement products, in each case, in bulk or bagged, including Portland cement, masonry cement, slag cement, blended cement, mortar cement, stucco cement and blended construction products.

"Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

"Confidentiality Agreement" means the Non-Disclosure Agreement, dated as of May 30, 2012, between Sellers' Guarantor and Purchasers' Guarantor.

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"contract" means any contract, agreement, subcontract, indenture, note, bond, debenture, mortgage, deed of trust, obligation, purchase and sale order, license agreement, franchise rights agreement, instrument, guarantee, indemnity, document, commitment, premise, arrangement, undertaking or understanding of any kind whatsoever, written or oral, together with all related amendments, modifications, supplements, waivers and consents.

"Control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

"Environmental Claim" means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any person alleging Liability (including Liability for investigatory costs, Remedial Action costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys' fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release or threatened release of, or exposure to any Hazardous Materials; (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (c) any other matters for which liability may be imposed under Environmental Laws.

"Environmental Condition" means any condition of the environment with respect to the Real Property, the Excluded Real Property or property located in the vicinity of the Real Property or the Excluded Real Property that results from the ownership, possession, use, occupation, construction or improvement to or operation of the Business on the Real Property, that (i) exists as of or prior to the Effective Time; and (ii) is in violation of applicable Environmental Law as of the Closing Date or involves concentrations of Hazardous Materials in soils, surface waters, groundwater, land, stream sediments, or surface or subsurface strata that are in excess of applicable Remediation Standards or guidelines, in effect as of the Closing Date that are applicable in the jurisdiction in which the relevant real property is located.

"Environmental Law" means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901, et seq., as amended ("RCRA"); the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq. (original act known as "CERCLA" or "Superfund," the Amendments are known as "SARA"); the HSWA amendments to RCRA regulating Underground Storage Tanks ("USTS"), 42 U.S.C. 6991-6991(i); the Clean Air Act of 1963 as amended in 1970 and 1977, 42 U.S.C. 7401, et seq. ("Clean Air Act"); the Federal Water Pollution Control Act of 1976, as subsequently amended by the Clean Water Act of 1977 and 1987, 33 U.S.C. 1251, et seq. ("Clean Water Act"), and the Toxic Substances Control Act of 1976, 15 U.S.C. 2501 ("TSCA"), and all other federal, foreign, state and local laws (including common laws), statutes, directives, codes, regulations, rules or ordinances relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Hazardous Materials.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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"GAAP" means generally accepted accounting principles in the United States in effect from time to time, applied on a consistent basis throughout the periods included.

"Governmental Authority" means any national, central, provincial, county city, federal, state, local or foreign governmental legislative, executive, administrative, regulatory, judicial, quasi-judicial or other public authority, commission, board, committee, organization, branch, instrumentality, agency, department, bureau, division, unit, court or other public body (including any court, tribunal, judicial or arbitral body, stock exchange or other self-regulated entity).

"Hazardous Material" means any pollutant, toxic substance including asbestos and asbestos-containing materials, hazardous waste, hazardous material or hazardous substance as defined in or controlled by the Environmental Law.

"HSR Act" means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Identified Matters" means the matters listed in Schedule 4.12.

"Identified Matters Cap" means One Million Two Hundred Fifty Thousand Dollars ($1,250,000). The Identified Matters Cap shall not in any event impact or be counted against, or be subject to, the Cap or the Basket.

"Indebtedness" means, with respect to a person, without duplication, (i) all obligations for borrowed money, including all obligations evidenced by notes, bonds, indentures, debentures, mortgages or similar instruments; (ii) all obligations issued or assumed as the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course and payable within thirty (30) days from the date of incurrence thereof in accordance with customary practice); (iii) all capital lease obligations under GAAP; (iv) all obligations in respect of swap or hedge agreements or similar agreements; (v) the principal and reimbursement components of all obligations, in respect of letters of credit, bankers' acceptances, surety bonds and other financial guarantees; (vi) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (i) through (v); and (vii) all guarantees of Indebtedness described in clauses (i) to (vi) above.

"Intellectual Property" means all intellectual property and industrial property rights and rights in confidential information throughout the world, including all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) Trademarks; (iii) copyrights and copyrightable subject matter; (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (v) trade secrets and all other confidential information, know-how, product recipes, mix designs, inventions, proprietary processes, formulae, models, and methodologies; (vi) rights of publicity, privacy, and rights to personal information; (vii) all rights in any of the foregoing and in other similar intangible assets; (viii) all applications and registrations for any of the foregoing; and (ix) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

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"IRS" means the United States Internal Revenue Service.

"Knowledge" means, in the case of Sellers, the actual knowledge of Tom Hill, Kim Duke, Chris Horner, Harri Mootoor, Michael Mills, Michael O'Berry and C.J. Spainhour, and the knowledge such persons would have had after due inquiry of those employees of Sellers and their respective Affiliates who would reasonably be expected to be in possession of the knowledge of the type addressed by the applicable representations and warranties that are subject to the applicable "Knowledge" qualifier used in such representations and warranties.

"Liability" means any Indebtedness, loss, guarantee, claim, damage, deficiency, assessment, obligation or liability of any nature whatsoever, whether direct or indirect, fixed or unfixed, determined or determinable, due or to become due, liquidated or unliquidated, secured or unsecured, matured or unmatured, known or unknown, absolute, accrued or unaccrued, asserted or unasserted, contingent or otherwise.

"Lien" means any mortgage, deed to secure debt, deed of trust, security interest, lien, pledge, claim, charge, option, put, call, preemptive right, right of first offer, right of refusal, match right encumbrance, easement, restriction or adverse claim of any kind and any other security arrangement of any nature whatsoever, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and the interest of a lessor or lessee under a lease treated as a capitalized lease under GAAP.

"Loss" means any and all actions, lawsuits, claims, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, obligations, liens, assessments, levies, fines, penalties, costs, deficiencies, damages, Liabilities, settlements, interest and awards, losses (including lost profits, lost benefits, loss of or diminution in enterprise value and loss of goodwill), but excluding consequential damages (to the extent such damages are not the direct and reasonably foreseeable consequence of the relevant breach or were occasioned by special circumstances relating to the relevant indemnified party) or punitive damages, except to the extent such consequential damages or punitive damages are asserted by, awarded, paid or payable to any third party, fees and expenses, including reasonable attorneys', accountants', investigators', and experts' fees and expenses incurred by a party in investigating or defending any of the foregoing or in connection with the enforcement of the party's rights under this Agreement or any agreement entered into in connection herewith.

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"Material Adverse Change" means any occurrence, event, effect, change, circumstance, condition, or development that, individually or in the aggregate with other such occurrences, events, effects, circumstances, conditions, changes or developments, is materially adverse to (i) the assets, liabilities, results of operations or financial condition of the Business, taken as a whole; or (ii) the ability of Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby, other than any such occurrence, event, effect, circumstance, condition, change or development arising out of (a) general business or economic conditions affecting the industry in which the Business operates that do not disproportionately affect the Business, taken as a whole, relative to other companies operating in the industry, in which the Business operates; (b) general economic conditions or political conditions in the United States that do not disproportionately affect the Business, taken as a whole, relative to other companies operating in the industry, in which the Business operates; (c) any failure by either Seller to meet any projections provided to Purchasers (it being understood that the causes underlying or contributing to such failure may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Change); (d) changes in Applicable Law or GAAP after the date hereof that do not disproportionately affect the Business, taken as a whole, relative to other companies operating in the industry in which the Business operates; (e) any act of war or terrorism that does not disproportionately affect the Business, taken as a whole, relative to other companies operating in the industry in which the Business operates; (f) any impact on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, joint venture partners or employees, to the extent that such impact results from the announcement of the transactions contemplated by this Agreement; or (g) the taking of any action required by this Agreement or consented or requested by Purchasers in writing after the date of this Agreement.

"Off-Site Environmental Liabilities" means any liabilities arising from the off-site transportation, storage, disposal, treatment or recycling of Hazardous Materials generated by or on behalf of the Business on or prior to the Effective Time (including the 62nd Street Superfund site).

"Ongoing Remedial Actions" means the liabilities and obligations of Sellers to perform any and all Remedial Actions required by Applicable Law or any Governmental Authority with respect to the matters described on Schedule 2.5 to this Agreement, and in each case subject to the provisions of such Schedule 2.5 and Section 8.4(g).

"Order" means any writ, judgment, decision, decree, injunction or similar order of any Governmental Authority or arbitrator or arbitration panel, in each case, whether preliminary or final, but does not include any Governmental Authority issued franchise, permit, general permit, certification, registration, or charter (or similar form of authorization), wetlands jurisdictional determination, exception determination, variance or waiver, or declaratory statement.

"Periodic Taxes" means any real estate, personal property, or ad valorem Taxes as well as any other similar Taxes (other than any income Taxes or any Taxes based on income or receipts).

"Permits" means all licenses, permits (including environmental, health and safety permits), certifications, declarations, registrations, orders, registrations, accreditations, consents, waivers, authorizations, franchises, variances, emission allowances, exemptions, certificates of occupancy or regulatory plans, compliance standards and approvals issued by any Governmental Authority.

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"Permitted Encumbrances" means (i) liens for Taxes, assessments and governmental charges or levies that are not yet due and payable; (ii) easements, rights of way, zoning ordinances and other similar encumbrances of record, which, with respect to the Newberry Cement Plant and the Tampa Cement Plant, shall be limited to such matters of record disclosed in the Title Commitments, and with respect to all such Real Property conveyed from Sellers to Purchasers will include any other matter of record affecting real property to be conveyed by Sellers to Purchasers which do not materially detract from the value of or materially interfere with the current use of such real property and none of which, individually or in the aggregate, (1) interfere in any material respect with the present use of or occupancy of the affected Real Property, including any present mining operation or future mining operation (to the extent such future mining operation is contemplated by the applicable Permits governing such operation) on all or any portion of the Real Property, (2) have more than an immaterial effect on the value of such Real Property or (3) would impair the ability to transfer ownership and/or leasehold interest in such Real Property; (iii) the interest of parties under the lease or license agreements or other arrangements set forth on Section 5.8 of the Disclosure Schedule; (iv) those encumbrances set forth on Section 5.8 of the Disclosure Schedule; and (v) any matters which an accurate survey of the Real Property would reveal.

"Person" means any natural individual, sole proprietorship, partnership, joint venture, estate, trust, unincorporated organization, association, corporation, limited liability company, institution, bank, trust company or other entity, whether or not legal entities, or any Governmental Authority, agency or political subdivision.

"Plan" means any plan, program, policy or arrangement and all related amendments, modifications, supplements, waivers and consents.

"Release" means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

"Remedial Action" means any action or proceeding required by Applicable Law to (i) contain, clean-up, remove, treat or remediate any Hazardous Material; (ii) correct or prevent any claim, action, damage or investigation resulting from the prior treatment, storage or disposal of Hazardous Material or to recover the cost of any of the foregoing by a Governmental Authority or third party; (iii) remove any fill or implement any remediation, restoration or mitigation that may be required in connection with any dredging, filling or disturbance activities in any wetlands or waters of the United States, as those terms are defined under Applicable Law; (iv) perform post-remedial monitoring and care; and (v) respond to any request by any Governmental Authority for information relating to containment, clean-up, removal, treatment or remediation of Hazardous Material.

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"Remediation Standard" means a numerical standard that defines the concentrations of Hazardous Materials that may be permitted to remain in any environmental media under applicable Environmental Laws.

"Representative" means, with respect to a person, such person's directors, managers, officers, employees, lenders, attorneys, accountants, financial advisors, consultants (including environmental consultants), engineers, agents and other authorized representatives.

"Restrictive Covenant" means any restrictive covenant obligation (including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation).

"Seller Trademarks" means all Trademarks owned by a Seller or any of its Affiliates and used in the Business, other than the Trademarks included in the Owned Intellectual Property.

"Specified Trademark" means the "Florida Super Masonry" trademark (with accompanying design), Registration No. 1202723, Serial No. 73320987 (Sections 8 and 9 renewal applications not filed).

"Subsidiary" means, with respect to a person, a sole proprietorship, partnership, joint venture, estate trust, association, limited liability company, corporation or other organization, whether incorporated or unincorporated, of which (i) if a corporation, at least a majority of the securities having by the terms thereof (without regard to the occurrence of any contingency) voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation is at that time, directly or indirectly, owned or controlled by such person, or by one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries, or a combination thereof; or (ii) if a sole proprietorship, partnership, joint venture, estate trust, association, limited liability company or other organization, at least a majority of the partnership or other similar ownership interests having by the terms thereof (without regard to the occurrence of any contingency) voting power to elect a majority of the board of directors or others performing similar functions with respect to such sole proprietorship, partnership, joint venture, estate trust, association, limited liability company or other organization is at that time, directly or indirectly, owned or controlled by such person, or by one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries, or a combination thereof.

"Tampa Plant CBA" means the collective bargaining agreement between Vulcan Materials Company and the United Steel, Paper And Forestry, Rubber, Manufacturing, Energy, Allied Industrial And Service Workers International Union, AFL-CIO, CLC on behalf of its Local 9-130, effective July 9, 2011.

"Tax" or "Taxes" means all federal, state, local, foreign and other income, sales, use, ad valorem, transfer or other taxes, fees, assessments or charges of any kind (whether imposed directly or through withholding), together with any interest, additions to tax, and penalties with respect thereto.

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"Tax Return" or "Tax Returns" means all returns, declarations, reports, statements, schedules and other documents required to be filed in respect of Taxes with respect to the Business, including any amendments thereto.

"this Agreement" means and includes this Agreement and any amendments or other modifications and supplements to this Agreement, and all exhibits, schedules and other attachments to it, as executed and delivered by the parties thereto.

"Title Commitments" means, as updated from time to time, (i) Pro Forma No. 20130905, issued January 21, 2014 by the Title Company with respect to the Tampa Cement Plant, and (ii) Pro Forma No. 20130906, issued January 21, 2014 by the Title Company with respect to the Newberry Cement Plant, in each case exclusive of any endorsements not set forth on Schedule 9.8.

"Title Company" means Stewart Title Guaranty Company or such other title insurance company as shall be agreed upon by Purchasers and Sellers.

"Trademarks" means all (i) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (ii) all rights in any of the foregoing and in other similar intangible assets; (iii) all applications and registrations for any of the foregoing; and (iv) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

"WARN Act" means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § § 2101-2109.

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